CERTAIN INFORMATION, AS IDENTIFIED BY [***] HAS BEEN EXCLUDED FROM
THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND  WOULD BE
COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

SHARE PURCHASE AGREEMENT

among

NAQI LOGIX INC.

as the Purchaser,

and

WISEAR SAS,

as the Seller,

and

WISEAR ASSETS & LIABILITIES SAS,

as the Company

Dated as of December 30, 2025

10.8 Severability	56
10.9 Headings	56
10.10 Counterparts	56
10.11 No Third Party Beneficiaries	56
10.12 Governing Law	56
10.13 Consent to Jurisdiction	56
10.14 Waiver of Jury Trial	57

THIS SHARE PURCHASE AGREEMENT, dated as of December 30th, 2025, is among Naqi Logix Inc., a corporation incorporated under the Business Corporations Act (British Columbia) (the "Purchaser"), Wisear SAS, a French société par actions simplifiée with a share capital amounting to 68 807,65 euros, having its registered office at Auxr lab, rue des Plaines de l'Yonne, 89000 Auxerre, France, and registered with the Commercial and Companies Register of Auxerre under number 878 469 634 (the "Seller"), and WISEAR ASSETS & LIABILITIES SAS, a French société par actions simplifiée with a share capital amounting to 8,892,700 euros, having its registered office at 14, rue Soleillet - 75010 Paris, France, and registered with the Commercial and Companies Register of Paris under number 933 119 430 (the "Company", and together with the Seller, the "Company Entities").  Capitalized terms used but not otherwise defined in this Agreement are defined in Section 1.1.

W I T N E S S E T H

WHEREAS, the share capital of the Company is composed of [***] ordinary shares, each with a par value of 0.01 euro;

WHEREAS, the Seller owns [***] Company Shares of the Company (collectively, the "Company Shares");

WHEREAS, the Purchaser owns [***] ordinary share of the Company;

WHEREAS, the Seller wishes to sell all of the Company Shares to the Purchaser, and the Purchaser wishes to purchase such Company Shares from the Seller; and

WHEREAS, on the Closing Date, the Parties desire to effect the transactions set forth in Section 2.1(b), as a result of which the Purchaser will own all of the outstanding Company Shares.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived therefrom, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1 Specific Definitions.  As used in this Agreement and the Schedules hereto, the following terms have the following meanings:

"2023 Seller Balance Sheet" has the meaning set forth in Section 3.6(a).

"2023 Seller Financial Statements" has the meaning set forth in Section 3.6(a).

"2024 Seller Balance Sheet" has the meaning set forth in Section 3.6(a).

"2024 Seller Financial Statements" has the meaning set forth in Section 3.6(a).

"Accounts Payable" means all current amounts owing by the Company to any person recorded as a payable in the books and records of the Company.

"Accounts Receivable" means accounts receivable (billed and unbilled), bills receivable, trade accounts, book debts and insurance claims recorded as receivable in the books and records and other amounts due or deemed to be due to the Company including refunds and rebates receivable.

"Accrued Liabilities" means liabilities or expenses of the Company that are not yet due and payable as immediately prior to the Closing Date.

"Adjustment Report" has the meaning set forth in Section 2.4(f).

"Affiliate" means, with respect to any Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

"Agreement" means this Share Purchase Agreement, including the Schedules and Exhibits hereto.

"Allocation Methodology" has the meaning set forth in Section 9.1(c).

"Allocation Schedule" has the meaning set forth in Section 9.1(c).

"Ancillary Agreements" means the Purchaser Shareholders Agreements, Non-Competition Agreements and Employment Agreements, and each certificate, agreement or other document delivered or executed in connection therewith or in connection with this Agreement.

"Assets" has the meaning set forth in Section 3.16.

"Assignment Agreement" means the assignment agreement (traité d'apport en nature), dated as of the date hereof, between the Seller and the Purchaser that transfers the Company Shares from the Seller to the Purchaser.

"Balance Sheet Date" means November 30th, 2025.

"Benefit Plans" has the meaning set forth in Section 3.13.

"Business" means the business and operations of the Seller as conducted immediately prior to the completion of the asset sale transaction pursuant to the Contribution Agreement.

"Business Day" means any day other than a Saturday or Sunday or any day on which the banking institutions in Paris, France or Vancouver, British Columbia are required to close.

"Cash" means cash and cash equivalents determined in accordance with IFRS, other than any cash which is not freely usable for any lawful purpose by the Company because it is subject to restrictions or limitations on use or transfer by law or contract.

"Cash Amount" means all Cash held by the Company as of Closing.

"Claim" means a Direct Claim or a Third Party Claim.

"Claim Notice" has the meaning set forth in Section 8.3(b).

"Closing" has the meaning set forth in Section 2.2.

"Closing Adjustment Amount" means:

a. the Cash Amount;

b. minus the absolute amount of the Transaction Expenses;

c. minus the absolute amount of the Company Indebtedness; and

d. minus the amount, if any, by which the Net Working Capital Target exceeds the Net Working Capital, or plus the amount, if any, by which the Net Working Capital exceeds the Net Working Capital Target.

"Closing Balance Sheet" has the meaning set forth in Section 2.4(b).

"Closing Consideration Statement" has the meaning set forth in Section 2.4(b).

"Closing Date" has the meaning set forth in Section 2.2.

"Closing Payment Amount" means the Consideration plus the Estimated Closing Adjustment Amount.

"Closing Statement" has the meaning set forth in Section 2.4(b).

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" has the meaning set forth in the Preamble.

"Company Entities" has the meaning set forth in the Preamble.

"Company Contract" means any Contract to which the Company is a party or by which the Company or any of the Company's properties or assets is bound.

"Company Indebtedness" means all of the Indebtedness of the Company and all ancillary obligations thereto (including all interest accrued thereon and all fees, pre-payment penalties, charges or premiums associated therewith) as at the date hereof.

"Company Intellectual Property" means any and all Intellectual Property that is owned, purported to be owned (whether owned singularly or jointly with a third party or parties), filed by, held in the name of or assigned to the Company, and any and all Intellectual Property that the Company has asserted ownership of prior to the date hereof (whether the Company has asserted that such Intellectual Property is owned singularly or jointly with a third party or parties).  For the avoidance of doubt, Company Intellectual Property shall include all data and databases, that fall within the scope of the definition of the preceding sentence, that contain Personally Identifiable Information, including as they relate to the Company's customers, solely to the extent that such data and databases are protectable under Intellectual Property.

"Company Products" means all products and services developed (including products and services for which development is ongoing), manufactured, made commercially available, marketed, distributed, supported, sold, imported for resale or licensed out by or on behalf of the Company since the Company's inception, or which the Company currently intends to manufacture, make commercially available, market, distribute, support, sell, import for resale, or license out within 12 months after the date hereof, including any plugins, libraries and application programming interfaces.

"Company Registered Intellectual Property" has the meaning set forth in Section 3.17(b).

"Company Sites" has the meaning set forth in Section 3.17(p).

"Company Technology" means all Technology included within the Company Intellectual Property.

"Company Shares" has the meaning set out in the recitals hereto.

"Consent" means any consent, approval, authorization, Order, filing, notice, registration or qualification of, with or from any Person.

"Consideration" means $11,770,000.

"Consideration Shares" means, collectively, the Voting Common Shares in the capital of the Purchaser issued to the Seller at Closing.

"Contaminants" has the meaning set forth in Section 3.17(r).

"Contract" means any oral or written loan or credit agreement, indenture, debenture, note, bond, mortgage, lease, license or other contract, agreement or similar instrument.

"Contributor" has the meaning set forth in Section 3.17(k).

"Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

"Current Assets" means an amount equal to the sum of the Company's (a) cash and cash equivalents, (b) any Accounts Receivable, and (c) such other current assets of the Company determined in accordance with IFRS, in each case as of the close of business on the day prior to the Closing Date, and in each case calculated consistently with the Seller Financial Statements, but excluding the Research Tax Credit.

"Current Employees" means Yacine Achiakh and all Persons employed by the Company as of immediately prior to the Closing, including any Persons on disability, medical leave or other authorized leave of absence as set forth on Schedule 3.21(a).

"Current Liabilities" means an amount equal to the Company's (a) Deferred Revenue, (b) non-income Taxes payable, (c) Accounts Payable, (d) Accrued Liabilities and (e) such other current liabilities of the Company determined in accordance with IFRS, in each case as of the close of business on the day immediately prior to the date hereof, calculated consistently with the Seller Financial Statements.

"Deferred Revenue" means all amounts received, invoiced in advance of performance or unbilled under contracts and not yet recognized as revenue in accordance with IFRS.

"Direct Claim" has the meaning set forth in Section 8.4(c).

"Dispute Notice" has the meaning set forth in Section 2.4(d).

"Employees" means the Current Employees and the Former Employees, including, in each case, their beneficiaries and survivors.

"Employment Agreements" has the meaning set forth in Section 6.1(e)(xi).

"Environmental Law" means any federal, state, provincial, local or foreign Law regulating (a) the manufacture, transport, use, treatment, storage, disposal, release or threatened release of Hazardous Substances, or (b) the protection of the environment (including, natural resources, air, and surface or subsurface land or waters).

"Estimated Closing Adjustment Amount" means an amount equal to:

(a) the Cash Amount;

(b) minus the amount of the Estimated Transaction Expenses;

(c) minus the amount of the Estimated Company Indebtedness;

(d) minus the amount, if any, by which the Net Working Capital Target exceeds the Estimated Net Working Capital, or plus the amount, if any, by which the Estimated Net Working Capital exceeds the Net Working Capital Target.

"Estimated Closing Balance Sheet" has the meaning set forth in Section 2.4(a).

"Estimated Closing Statement" has the meaning set forth in Section 2.4(a).

"Estimated Company Indebtedness" has the meaning set forth in Section 2.4(a).

"Estimated Net Working Capital" has the meaning set forth in Section 2.4(a).

"Estimated Transaction Expenses" has the meaning set forth in Section 2.4(a).

"Fair Market Value" means, with respect a Consideration Share, the fair market value of the Consideration Share at the specified time as determined in good faith by the Board of Directors of the Purchaser.

"Final Closing Adjustment Amount" means an amount equal to:

(a) the Cash Amount;

(b) minus the amount of the Final Transaction Expenses;

(c) minus the amount of the Final Company Indebtedness;

(d) minus the amount, if any, by which the Net Working Capital Target exceeds the Final Net Working Capital, or plus the amount, if any, by which the Final Net Working Capital exceeds the Net Working Capital Target.

"Final Company Indebtedness" has the meaning set forth in Section 2.4(g).

"Final Net Working Capital" has the meaning set forth in Section 2.4(g).

"Final Transaction Expenses" has the meaning set forth in Section 2.4(g).

"Former Employees" means any Person who was employed by the Company at any time prior to the Closing who is not a Current Employee, including their respective survivors and beneficiaries to the extent that they have any rights or interests in any benefits under any Benefit Plans applicable to any Former Employee.

"Fundamental Representations" means, collectively, the Seller Fundamental Representations and the Purchaser Fundamental Representations.

"General Representations" are all representations and warranties made in this Agreement other than the Fundamental Representations, the Tax Representations and the IP Representations.

"General Survival Date" has the meaning set forth in Section 8.1(a).

"Governmental Entity" means any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state, local, domestic, foreign or multinational, including securities exchanges.

"Hazardous Substance" means any material or substance that is: (a) listed, classified or regulated as "hazardous" pursuant to any applicable Environmental Law, or (b) any petroleum product or by-product, asbestos or polychlorinated biphenyls.

"IFRS" means International Financial Reporting Standards, applied consistently with the Seller Financial Statements.

"Indebtedness" of any Person means, without duplication, (a) the unpaid principal of and accrued interest or premium (if any) in respect of (i) indebtedness of such Person for money borrowed (including credit card liabilities), (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, and (iii) advances made to such Person; (b) the principal portion of all leases of such Person required to be capitalized in accordance with IFRS; (c) obligations of such Person in respect of any letters of credit or bankers' acceptances (solely to the extent drawn); (d) obligations of such Person arising under any hedging or swap arrangements; and (e) all obligations of the type referred to in clauses (a) through (d) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations.

"Indemnified Party" has the meaning set forth in Section 8.3(b).

"Indemnifying Party" has the meaning set forth in Section 8.3(b).

"Independent Accountants" has the meaning set forth in Section 2.4(e).

"Infringement" or "Infringe" means an assertion that a given item infringes, misappropriates, dilutes (with respect to Trademarks), unfairly competes with, constitutes unauthorized use of or otherwise violates the Intellectual Property Rights of any Person.

"Insolvent" means, as of any time of determination, a Person:

(a) who is for any reason unable to meet his, her or its obligations as they generally become due;

(b) who has ceased paying his, her or its current obligations in the ordinary course of business as they generally become due; or

(c) the aggregate of whose properties and assets (whether tangible or intangible) are not, at a fair valuation, sufficient, or, if disposed of at a fairly conducted sale under legal process, would not be sufficient to enable payment of all of his, her or its Indebtedness.

"Intellectual Property" means any and all Intellectual Property Rights and Technology.

"Intellectual Property Rights" means worldwide: (a) patents and patent applications and industrial designs and other governmental grants for the protection of inventions or industrial design, whether already filed, in preparation, or contemplated, (b) copyrights, copyright registrations and applications for copyright registration, Moral Rights, rights of publicity and privacy, and mask work rights and rights of attribution and integrity, (c) trade secrets, (d) Trademarks, (e) domain name and web address registrations, (f) any registrations or applications for registration for any of the foregoing, including any utilities, utility models, provisionals, divisions or divisionals, continuations, continuations-in-part, renewals, reissuances, re-examinations and extensions (as applicable), (g) analogous rights to those set forth above and any other intellectual property rights in any jurisdiction and (h) rights to sue for Infringement of the rights set forth above.

"Interested Party" has the meaning set forth in Section 3.23.

"Interim Seller Balance Sheet" has the meaning set forth in Section 3.6(c).

"Interim Seller Financial Statements" has the meaning set forth in Section 3.6(c).

"IP Representations" means the representations and warranties contained in Section 3.17.

"Key Employees" means Yacine Achiakh and all of the employees of the Company.

"Knowledge of the Seller" means the knowledge, after reasonable inquiry, of Yacine Achiakh and Alain Sirois.

"Law" means any law (including the common law), statute, code, rule, regulation, ordinance, treaty, directive, international agreement or Order of a Governmental Entity.

"Leased Real Property" has the meaning set forth in Section 3.15(b).

"Leases" has the meaning set forth in Section 3.15(b).

"Legal Proceeding" means any judicial, regulatory, administrative, arbitral or mediation investigations, actions, suits, claims, inquiry, audit or proceedings (public or private) by or before a Governmental Entity or private arbitrator or mediator, or any similar proceeding.

"Lien" means any mortgage, pledge, deed of trust, hypothecation, security interest, encumbrance, charge in the nature of a lien or a security interest, lease, sublease, title retention agreement, option, easement, right of way, declared encroachment or other similar adverse claim.

"Loss Estimate" has the meaning set forth in Section 8.3(b).

"Losses" has the meaning set forth in Section 8.2(a).

"Material Adverse Effect" means any change or effect that either individually or in the aggregate, is materially adverse to the assets, business, financial condition or results of operations of the Business taken as a whole, other than any change or effect that results or arises from or relates to, directly or indirectly, (a) changes in (i) general economic conditions (including those generally affecting the economy, or securities, financial, capital or credit markets, in the United States or elsewhere in the world, including changes in interest or exchange rates or commodity prices), (ii) political conditions (including acts of war, declared or undeclared, armed hostilities and terrorism or escalations of any of the foregoing to the extent in existence on the date hereof), (iii) the general industry or markets in which the Company operates or in which the products or services sold by it are used, (iv) general consumer or customer demand, or (v) Laws or accounting standards, or the principles or interpretations thereof, (b) natural disasters or pandemics, (c) any failure by the Company to meet its internal budgets, plans, or revenue or earnings forecasts of its financial performance (but, in each case, not the underlying cause of such failure), (d) the negotiation, execution, announcement or performance of this Agreement or the Ancillary Agreements or the consummation of the Transactions (including any litigation arising therefrom), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensees, licensors, distributors, partners, regulators or Employees, or (e) any action taken as required by this Agreement or the Ancillary Agreements or with the written consent of the Purchaser, or any failure to take any action as a result of the restrictions contained in this Agreement or the Ancillary Agreements.

"Material Contracts" has the meaning set forth in Section 3.18.

"Moral Rights" means moral rights in any works of authorship, including the right to the integrity of the work, the right to be associated with the work as its author by name or under a pseudonym and the right to remain anonymous.

"Net Working Capital" means an amount equal to Current Assets (excluding the Cash Amount) minus Current Liabilities.

"Net Working Capital Target" means $[***].

"Non-Competition Agreements" has the meaning set forth in Section 6.1(e)(xiii).

"Open Source Software" has the meaning set forth in Section 3.17(n).

"Order" means any order, injunction, judgment, decree, ruling, writ or assessment of a Governmental Entity of competent jurisdiction.

"Organizational Documents" means, with respect to an entity, its (a) certificate of incorporation, articles of incorporation, certificate of formation, certificate of organization, certificate of limited partnership, articles of association, memorandum of association, certificate of trust, or similar document and (b) bylaws, trust agreement, partnership agreement, limited partnership agreement, limited liability company agreement or operating agreement, or similar document, as applicable.

"Party" means each of the Purchaser, the Company, and the Seller.

"Permits" has the meaning set forth in Section 3.14.

"Permitted Liens" means (a) Liens explicitly reflected or reserved against in the Interim Seller Financial Statements, (b) Liens arising by operation of law and securing the payment of Taxes that are not yet due and payable, (c) nonexclusive licenses to Intellectual Property set forth in Schedule 1.1(b), or (d) contractual restrictions contained in inbound licenses to Intellectual Property set forth in Schedule 1.1(c).

"Person" means any natural person, firm, partnership, limited partnership, association, corporation, limited liability company, trust, business trust, Governmental Entity, unincorporated organization or other entity.

"Personally Identifiable Information" means any information that alone or in combination with other information held by the Company can reasonably be used to specifically identify a Person, including any information covered under applicable privacy Laws, excluding any information excluded under applicable privacy Laws.

"Policies" has the meaning set forth in Section 3.19.

"Post-Closing Adjustment Amount" means an amount equal to the Final Closing Adjustment Amount minus the Estimated Closing Adjustment Amount.

"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

"Pre-Closing Taxes" means, without duplication, all Taxes for which the Company is liable (a) with respect to any Pre-Closing Tax Period; (b) as a result of being a member of an affiliated, combined, unitary or similar group at any time prior to the Closing; or (c) as a transferee or successor, by contract or pursuant to any Law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing, in each case together with any interest, penalties and additions to Tax with respect to any of the foregoing.

"Purchaser" has the meaning set forth in the Preamble.

"Purchaser Fundamental Representations" means the representations and warranties set forth in Section 4.1 (Corporate Status; Organization), and Section 4.2 (Authorization, etc.).

"Purchaser Indemnified Parties" has the meaning set forth in Section 8.2(a).

"Purchaser Shareholders Agreements" means, collectively, the Voting Agreement dated April 12, 2021 between the Purchaser and its shareholders, as may be amended or restated from time to time.

"Registered Intellectual Property" means Intellectual Property that has been registered, filed, certified or otherwise perfected or recorded with or by any state, provincial, federal government or other public or quasi-public legal authority, or any applications for any of the foregoing.

"Released Claims" has the meaning set forth in Section 5.4.

"Released Parties" has the meaning set forth in Section 5.4.

"Representatives" means, as to any Person, such Person's Affiliates and any of such Person's or such Affiliates' respective officers, directors, employees, advisors, consultants, agents or representatives.

"Research Tax Credit" means the "Crédit Impôt Recherche & Crédit Impôt Innovation" accrued or claimed in from January 1st, 2025 to the date hereof.

"Restricted Event" means, with respect to the Company, any: (a) declaration or payment of any dividends or distributions on or in respect of any of its securities or redemption, purchase or acquisition of its securities (including any dividends or distributions effectuated as "tax distributions"), (b) (i) authorization or issuance of any of its securities, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its securities, (ii) sale or other disposition of any of its securities or (iii) modification or amendment of any right of any holder of any of its securities, (c) material change in any method of accounting or accounting practice, except as required by GAAP or IFRS or as disclosed in the notes to the Seller Financial Statements, (d) material change in cash management practices or policies, practices or procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue or acceptance of customer deposits, or any activity that has or would reasonably be expected to have the effect of accelerating to pre-Closing periods revenues that would otherwise be expected to occur in post-Closing periods, (e) termination or receipt of notice of termination of any permit, (f) entry into any Contract or acceleration, termination, modification to or cancellation of any Contract, in each case, that would constitute a Material Contract or is a Contract set forth on the Schedules, (g) incurrence, assumption or guarantee of any Indebtedness or other obligation or liability by the Company other than unsecured obligations incurred in the ordinary course of business and not otherwise material, (h) transfer, assignment, sale or other disposition of any material assets shown or reflected on the Seller Financial Statements, except for the sale of inventory in the ordinary course of business, (i) cancellation of any material debts or claims, or amendment, termination or waiver of any material rights, (j) transfer, assignment, abandonment, lapse or grant of any license or sublicense of any rights under or with respect to any material Company Intellectual Property (except non-exclusive licenses granted to customers in the ordinary course of business), (k) material damage, destruction or loss, or any material interruption in use, of any of the Company's assets, whether or not covered by insurance, (l) making of or commitment to make any capital expenditure in excess of C$1,000 individually or C$5,000 in the aggregate, (m) incurrence or suffering of any Lien other than a Permitted Lien on any asset of the Company, (n) (i) increase in the rate or terms of compensation (including bonuses and equity-based compensation, benefits, or severance) payable to any current or former employee, officer, director, independent contractor or other service provider of the Company, (ii) establishment of terms for, entry into, adoption, amendment or increase in the coverage or benefits provided under any employee benefit plan or other arrangement that would be an employee benefit plan if it were in existence as of the date of this Agreement, (iii) grant, award or payment of any equity or equity-based award, bonus, change in control payment, retention, deferred compensation or other payment or benefit to any current or former employee, officer, director, independent contractor or other service provider of the Company, (iv) action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to or to forgive the indebtedness of any current or former employee, officer, director, independent contractor or other service provider of the Company, (v) hiring or termination (other than for cause) of the employment or engagement of any employee, officer, director, independent contractor or other service provider of the Company, (vi) waiver, release or limitation in any material respect any restrictive covenant obligation (including assignment of inventions or similar agreements) of any current or former employee, officer, director, independent contractor or other service provider of the Company, or (vii) entry into, modification, or extension of any collective bargaining agreement or recognition of any labor union, works council, labor organization or group of employees as the bargaining representative for employees of the Company, (o) involvement in any material labor dispute or disturbance, (p) loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, managers, officers, employees, customers, suppliers or other related parties of the Company, (q) failure to timely pay any supplier or other creditor any undisputed amount, delaying payment of accounts payable or otherwise deferring expenses, (r) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against the Company under any similar Law, (s) purchase, lease or other acquisition of the right to own, use or lease any property, except for purchases of inventory or supplies in the ordinary course of business, (t) implementation of any facility closings or employee layoffs, (u) initiation or being or becoming the subject of any Proceeding or being subject to any judgment, (v) any making, revocation or change of any Tax election, any change (or any request to any Governmental Entity to change) to any annual accounting period, any adoption outside of the ordinary course of business consistent with past practice or change (or any request to any Governmental Entity to change) to any method, policy or practice of accounting, any filing of any amended Tax Return, any entry into any settlement or closing agreement relating to any Tax, any settlement of any Proceeding in respect of Taxes, any settlement of any Tax claim or assessment, any surrender of any right to claim (except as a result of passage of time) a Tax refund, offset or other reduction in liability, any preparation of any Tax Return in a manner inconsistent with the past practices of the Company, any request for a ruling with respect to Taxes, (w) authorization or effectuation of any amendment or change in its Organizational Documents, (x) development that would reasonably be expected to result in a loss of any supplier, customer or other material distributor, reseller or similar account of the Company, or (y) entry into a Contract or making of any binding commitment to do any of the foregoing or taking any action (or omitting to take any action) that could reasonably be expected to result in any of the foregoing.

"Review Period" has the meaning set forth in Section 2.4(d).

"Schedule" or "Schedules" refer to (a) a Section or Sections of the schedules, dated as of the date hereof, delivered by the Company to the Purchaser, or (b) a Section or Sections of the schedules, dated as of the date hereof, delivered by the Purchaser to the Company.

"Seller" has the meaning set forth in the Preamble.

"Seller Financial Statements" has the meaning set forth in Section 3.6(c).

"Seller Fundamental Representations" means the representations and warranties set forth in Section 3.1 (Corporate Status, etc.), Section 3.2 (Authorization, etc.), Section 3.3 (Capitalization), and Section 3.5 (Conflicts, Consents).

"Share Price" means $2.40 per Consideration Share.

"Shrink-Wrap Code" means (a) any generally commercially available software in executable code form that is available for a cost of not more than $500 for a perpetual license for a single user or work station (or $5,000 in the aggregate for all users and work stations) and (b) generally commercially available software, data or other information provided as a service that is available for an annual cost of not more than $500 per year for a license for a single subscription, user or workstation (or $5,000 per year in the aggregate for all subscriptions, users and work stations).

"Standard Form Agreements" has the meaning set forth in Section 3.17(f).

"Straddle Period" has the meaning set forth in Section 9.1(a).

"Subsidiary" means, with respect to any Person, any other Person (other than a natural person), whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, is directly or indirectly owned or controlled by such first Person or by one or more of its respective Subsidiaries or by such first Person and any one or more of its respective Subsidiaries.

"Tax" or "Taxes" means all direct or indirect taxes, charges, fees, duties, levies including, income tax, corporate income tax, value added tax, transfer tax, property tax, professional tax, stamp duties, excise, customs duties, or any other charge in the nature of taxation, whether payable directly or by withholding (wherever imposed), including any interest thereon, and penalties, fines or additional amounts in relation, or attributable, thereto, and any payment made in or in relation thereto, imposed by any Authority, including for the avoidance of doubt, employment or other social security charges (including any payroll-related and social security charges and health, unemployment, housing, family allowances, pension or retirement contributions).

"Tax Representations" means the representations and warranties contained in Section 3.9.

"Tax Return" means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Technology" means all tangible items related to, constituting, disclosing or embodying any or all of the following, including all versions thereof and all technology from which such items were derived: (a) works of authorship including computer programs, in source code and executable code form, architecture and documentation, (b) inventions (whether or not patentable), discoveries and improvements, (c) proprietary and confidential information, trade secrets and know how (including algorithms), (d) databases, data compilations and collections, and customer and technical data, (e) methods and processes, and (f) devices, prototypes, designs and schematics.

"Third Party Claim" means the assertion, whether orally or in writing, against an Indemnified Party of a Legal Proceeding brought by a third party against the Indemnified Party that is based on, arises out of, or relates to a subject matter that, if determined adversely to the Indemnified Party (regardless of the eventual outcome of such Legal Proceeding), could result in a claim for indemnification of Losses.

"Trademarks" means trademarks, trade names, logos, service marks, designs, emblems, signs, insignia, slogans, other similar designations of source or origin and general intangibles of like nature, together with the goodwill of the Company or the Business symbolized by any of the foregoing.

"Transaction Expenses" means:

(a) any out-of-pocket fees, costs and expenses (including all legal, accounting, financial advisory, consulting or other advisor fees, costs and expenses) incurred by the Company and outstanding as of immediately prior to the Closing; and

(b) any bonus, change of control, retention or similar obligations incurred by the Company as a result of this Agreement or the consummation of the Transactions and outstanding as of immediately prior to the Closing;

but excluding any Company Indebtedness.

"Transactions" means the transactions contemplated by this Agreement and the Ancillary Agreements.

"Transfer Taxes" means sales, use, transfer, real property transfer, filing, recording, stock transfer or equity transfer, stamp, stamp duty reserve, value added, documentary and all other conveyance fees, duties, transfer costs and Taxes.

1.2 Other Definitional Provisions.

(a) The words "hereof", "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) Terms defined in the singular in this Agreement have the same meaning in this Agreement when used in the plural, and vice versa.

(c) The term "$" or "Dollars" when used in this Agreement means United States Dollars and any reference to an amount is to such amount as expressed in United States Dollars, unless otherwise specified.

(d) Wherever the word "include," "includes," or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation".

(e) Any reference in this Agreement to the masculine, feminine or neuter gender shall include each other gender.

(f) Any reference in this Agreement to any Person shall also be deemed to be a reference to such Person's predecessors, successors and, if such Person is a Party, to its permitted assigns.

(g) Any reference in this Agreement to "Sections," and "Exhibits" refer to Sections of, and Exhibits to, this Agreement, unless otherwise specified.  All Schedules and Exhibits annexed hereto or referred to herein are incorporated in and made a part of this Agreement as if set forth in full herein.

(h) Any reference in this Agreement to a statute includes all regulations and rules made pursuant to such statute and, unless otherwise specified, the provisions of any statute, regulation or rule which amends, supplements or supersedes any such statute, regulation or rule.

ARTICLE II
SALE AND PURCHASE OF THE COMPANY SHARES

2.1 The Transactions.  Subject to and as adjusted by the terms and conditions of this Agreement, at the Closing, the Seller shall sell (apport en nature) to the Purchaser, free and clear of all Liens, and the Purchaser shall purchase from the Seller, the Company Shares in exchange for the Consideration Shares, as adjusted in accordance with the terms of this Agreement.

2.2 Closing.  Subject to the terms set forth herein, the closing of the contribution of the Company Shares (the "Closing") shall take place on the date that is one (1) Business Day following the date on which all conditions to the Closing set forth in Article VI are satisfied or validly waived (other than conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or valid waiver of such conditions at the Closing), or such other date which the Purchaser and the Seller may mutually agree in writing. The date on which the Closing occurs is referred to as the "Closing Date". In lieu of a physical closing, the Parties acknowledge and agree that except to the extent requested by the Purchaser or otherwise required by Law, the Closing shall take place by way of electronic exchange of closing documentation in .pdf format.

2.3 Satisfaction of Consideration.

(a) The Parties agree that the Share Price is the fair market value of each Consideration Share at any time and for all purposes under or related to this Agreement and the Ancillary Agreements and that the fair market value of the Consideration Shares, in the aggregate, shall, for all purposes under or related to this Agreement and the Ancillary Agreements, be determined based on the product of (x) the aggregate number of Consideration Shares, and (y) the Share Price.

(b) At the Closing:

(i) the Seller shall contribute the Company Shares to the Purchaser pursuant to the Assignment Agreement (traité d'apport), free and clear of all Liens other than any Liens created by the Purchaser;

(ii) the Purchaser shall issue to the Seller that number of Consideration Shares (rounded down to the nearest whole share) equal to (A) the Closing Payment Amount, divided by (B) the Share Price; and

(iii) each of the Parties shall deliver the agreements and other documents required to be delivered by such Party pursuant to Article VI.

(c) As soon as practicable following the Closing, the Purchaser shall pay, or cause the Company to pay, the Estimated Transaction Expenses in such amounts and to such accounts as specified in the Estimated Closing Statement.

(d) The certificate or electronic DRS advice in the name of the Seller representing the Consideration Shares issued to the Seller pursuant to this Section 2.3 shall be issued by Purchaser pursuant to and subject to the terms and conditions of this Agreement and the Purchaser Shareholders Agreements.

2.4 Closing Statements; Consideration Adjustment.

(a) Estimated Closing Statement.  The Purchaser and the Seller acknowledge that the Company has prepared and delivered to the Purchaser, or caused to be prepared and delivered to the Purchaser (i) an estimated unaudited balance sheet of the Company as of the close of business on the date immediately prior to the date hereof (the "Estimated Closing Balance Sheet"), and (ii) a statement setting forth a good faith estimate of each of (x) the Company Indebtedness (the "Estimated Company Indebtedness"), (y) the Transaction Expenses (the "Estimated Transaction Expenses"), and (z) the Net Working Capital (the "Estimated Net Working Capital"), in each case, prepared in a manner consistent with the Seller Financial Statements, together with the Company's good faith calculation of the Closing Payment Amount based on such amounts (such statement, together with the Estimated Closing Balance Sheet, the "Estimated Closing Statement").  The Estimated Closing Statement shall be certified, without personal liability, on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company (or, in each case, a Person acting in a similar capacity) as being true and correct in all respects.

(b) Closing Consideration Statement.  The Purchaser and the Seller acknowledge that the Company has prepared and delivered to the Purchaser on the date hereof, or caused to be prepared and delivered to the Purchaser a schedule (the "Closing Consideration Statement") setting forth number of Consideration Shares to be issued to the Seller at the Closing pursuant to the terms of Section 2.3(a).  The Closing Consideration Statement shall be certified, without personal liability, on behalf of the Company by the Chief Executive Officer of the Company (or, in each case, a Person acting in a similar capacity) as being true and correct in all respects.

(c) Closing Statement.  As promptly as practicable, but no later than 90 calendar days after the last day of the month in which the Closing occurs, the Purchaser may, in its sole discretion, prepare or cause to be prepared, and, if prepared, will deliver to the Seller a statement setting forth the Purchaser's good faith calculation of (x) the Company Indebtedness (the "Closing Company Indebtedness"), (y) the Transaction Expenses (the "Closing Transaction Expenses"), and (z) the Net Working Capital (the "Closing Net Working Capital"), together with the Purchaser's good faith calculation of the Closing Payment Amount based on such calculations (such statement, the "Closing Statement").  The Closing Statement shall be prepared in a manner consistent with the Seller Financial Statements.

(d) Seller's Review. The Seller shall have 30 calendar days from the date of delivery of the Closing Statement to complete its review thereof (the "Review Period").  The Seller and its accountants shall be provided with reasonable access to the work papers of the Purchaser and if applicable, its accountants in connection with such review.  If the Seller disagrees with any item or amount shown or reflected on the Closing Statement or with the Purchaser's calculation of the Closing Adjustment Amount, the Seller may, on or prior to the last day of the Review Period, deliver a written notice to the Purchaser setting forth, in reasonable detail, each disputed item or amount and the basis for the Seller disagreement therewith, together with supporting calculations (the "Dispute Notice").  The Dispute Notice shall set forth the Seller's disagreement with the Closing Company Indebtedness, Closing Transaction Expenses, Closing Net Working Capital or proposed Closing Adjustment Amount based thereon.  Any calculation set out on the Closing Statement and not disputed by the Seller in the Dispute Notice shall be deemed accepted and agreed to by the Seller.  The Dispute Notice must be delivered by the Seller to the Purchaser by 5:00 P.M. (Pacific time) on the last day of the Review Period, and if no Dispute Notice is received by the Purchaser by such time, the Closing Statement, including all calculations set forth therein and the Closing Balance Sheet, shall be deemed accepted and agreed to by the Seller.

(e) The Independent Accountants.  If a timely Dispute Notice is delivered pursuant to this Section 2.4, the Seller and the Purchaser shall, during the 15 calendar days following such delivery, use good faith efforts to reach agreement on the disputed items or amounts to determine, as may be required, the Closing Adjustment Amount.  If at the end of such period the Seller and the Purchaser are unable to reach agreement on the Closing Adjustment Amount, the Seller and the Purchaser shall agree on a nationally recognized accounting firm which is independent of each of the Seller, the Purchaser and their respective Affiliates (the "Independent Accountants") and cause the Independent Accountants to (i) conduct such review of the Closing Statement, Dispute Notice, any related work papers of the Seller and the Seller's accountants and the Purchaser and the Purchaser's accountants and any supporting documentation and (ii) to hear such presentations by the Purchaser and the Seller, in each case as the Independent Accountants in their sole discretion deem necessary to calculate the Closing Adjustment Amount subject to Section 2.4(f).

(f) The Adjustment Report.  The Independent Accountants shall, as promptly as practicable and in no event later than 45 calendar days following the date of their retention, deliver to the Purchaser and the Seller a report (the "Adjustment Report"), in which the Independent Accountants shall, after considering only the disputed matters set forth in the Dispute Notice and utilizing only the materials described in Section 2.4(e), determine the appropriate Company Indebtedness, Transaction Expenses and Net Working Capital and, on that basis, determine the appropriate Closing Adjustment Amount, in each case, applied in a manner consistent with the Seller Financial Statements.  The Adjustment Report shall set forth, in reasonable detail, the Independent Accountants' determination with respect to each of the disputed items or amounts specified in the Dispute Notice, and the revisions, if any, to be made to the Closing Statement, together with supporting calculations.  The Purchaser, on the one hand, and the Seller, on the other hand, shall pay the fees and expenses of the Independent Accountants incurred in connection with the Independent Accountants' review of the matters in the Dispute Notice based upon the percentage which the portion of the contested amount of the Closing Adjustment Amount not awarded to each such Party (or Parties) bears to the amount actually contested by such Party (or Parties). The Independent Accountants shall act as an expert and not an arbitrator, and the Adjustment Report shall be final and binding upon the Parties.

(g) In the event that the Purchaser does not exercise its rights under Section 2.4(c) within the 45 day period, the Estimated Company Indebtedness, Estimated Transaction Expenses and Estimated Net Working Capital shall be final and binding on the Parties and shall be referred to herein as the "Final Company Indebtedness", "Final Transaction Expenses", and "Final Net Working Capital", respectively.  In the event that the Purchaser exercises its rights under Section 2.4(c), the final and binding Company Indebtedness, Transaction Expenses, and Net Working Capital, as determined either through agreement of the Seller and the Purchaser (deemed or otherwise) pursuant to Sections 2.4(d) or 2.4(e), or through the determination of the Independent Accountants pursuant to Section 2.4(f), are referred to herein as the "Final Company Indebtedness", "Final Transaction Expenses", and "Final Net Working Capital".

(h) Notwithstanding anything in this Agreement to the contrary, any matter that is the subject of an adjustment, or claimed adjustment, to the Closing Payment Amount pursuant to this Section 2.4, may not be asserted by a Purchaser Indemnified Party or the Seller as a Third Party Claim or Direct Claim to the extent any such claim would be duplicative of such adjustment or claimed adjustment.

2.5 Adjustment and Payment.

(a) In the event that the Purchaser exercises its rights under Section 2.4(c) to confirm the accuracy of the Closing Adjustment Amount, if the Post-Closing Adjustment Amount, if any, as finally determined, is a negative amount, then such adjustment shall be satisfied by the cancellation of that number of Consideration Shares (rounded to the closest whole share) held at such time by the Seller as determined by dividing the Post-Closing Adjustment Amount by the Share Price, it being acknowledged that the Consideration Shares cancelled hereunder were issued for no consideration and are cancelled for no consideration.

(b) In the event that the Purchaser exercises its rights under Section 2.4(c) to confirm the accuracy of the Closing Adjustment Amount, if the Post-Closing Adjustment Amount, if any, as finally determined, is a positive amount, then such adjustment shall be satisfied by the issue of that number of new Consideration Shares (rounded to the closest whole share) to the Seller as determined by dividing the Post-Closing Adjustment Amount by the Share Price, it being acknowledged that the new Consideration Shares will be issued for no consideration.

(c) Any deliveries, notices or payments to be made pursuant to this Section 2.5 shall be made within five Business Days after the Final Closing Adjustment Amount has been determined pursuant to Section 2.4. No interest shall accrue on the amount of the Final Closing Adjustment Amount.

2.6 Adjustment and Payment for Non-Competition Agreements.

In the event that the Purchaser has a right to repurchase shares from the Seller pursuant the Non-Competition Agreements, then such adjustment shall be satisfied by the cancellation of that number of Consideration Shares (rounded to the closest whole share) as set out in the Non-Competition Agreement.

2.7 Escrow of Consideration Shares. The Seller agrees and hereby places that aggregate number of Consideration Shares as set forth under the column "Total Number of Escrow Shares" on Exhibit "A" (the "Escrow Shares") into a share vesting escrow (the "Vesting Escrow") with the Purchaser as a condition of this Agreement. The Seller agrees that the Escrow Shares, and the beneficial ownership of or any interest in such Escrow Shares, shall not be sold, assigned, hypothecated, released from escrow, transferred within escrow, or otherwise in any manner dealt with while in escrow until released from the Vesting Escrow in accordance with this Section 2.7. On the one-year anniversary of the Closing Date (the "First Vesting Release Date"), (a) all the Escrow Shares set forth in the column entitled "First Vesting Released Shares" across from each Qualified Current Employee on Exhibit "A" shall be released from the Vesting Escrow and (b) all the Escrow Shares set forth in the column entitled "First Vesting Released Shares" across from each Disqualified Current Employee on Exhibit "A" shall be automatically forfeited and cancelled by the Purchaser for no consideration without any further action by any Person. On the second-year anniversary of the Closing Date (the "Second Vesting Release Date"), (x) all the Escrow Shares set forth in the column entitled "Second Vesting Released Shares" across from each Qualified Current Employee on Exhibit "A" shall be released from the Vesting Escrow and (y) all the Escrow Shares set forth in the column entitled "Second Vesting Released Shares" across from each Disqualified Current Employee on Exhibit "A" shall be automatically forfeited and cancelled by the Purchaser for no consideration without any further action by any Person. the Purchaser or any Affiliate of the Purchaser (including the Company) (the applicable entity, the "Employing Entity"). The certificate(s) in the name of the Seller representing the Escrowed Shares issued to the Seller shall be held with the corporate records of the Purchaser pursuant to and subject to the terms and conditions of this Agreement and the Purchaser Shareholders' Agreements. Notwithstanding anything contained herein to the contrary, in the event that the Purchaser shall, at any time while the Escrowed Shares are held in escrow, issue or distribute any dividends or make any other distribution with respect to the Escrowed Shares or issue any shares (whether by share subdivision, stock split, stock dividend or similar transaction) with respect to the Escrowed Shares (each an "Escrowed Shares Distribution"), each such Escrowed Shares Distribution with respect to the Escrowed Shares shall also be held in escrow under this Section 2.7 be considered part of the Escrowed Shares. For purposes of this Section 2.7, "Qualified Current Employee" shall mean, as of the First Vesting Release Date or Second Vesting Release Date, as applicable, a Current Employee (1) who remains employed or engaged (directly or through a consulting company) by the Purchaser or any Affiliate of the Purchaser (including the Company) (the applicable entity, the "Employing Entity") or (2) whose employment or engagement (directly or through a consulting company) has been terminated without cause or due to death, permanent disability (as determined by a qualified medical practitioner) or bankruptcy or insolvency of the Employing Entity. For purposes of this Section 2.7, "Disqualified Current Employee" shall mean, any Current Employee who is not a Qualified Current Employee as of the First Vesting Release Date or Second Vesting Release Date, as applicable. In the event that the Purchaser exercises its rights under Section 2.4(c) and there is any adjustment pursuant to Section 2.5 to the total number of Consideration Shares issued to the Seller, then the Parties agree to update Exhibit "A" accordingly to reflect such adjustment.

2.8 Adjustments to Consideration. The Parties agree that all adjustments and payments under Section 2.5, 2.6 and 2.7 (to the extent not already taken into account in determining the Consideration) or Article VIII are intended to be adjustments to the Consideration.  Except to the extent required by applicable Law, each of the Company, the Seller and the Purchaser shall report the purchase and sale of the Company Shares in any Tax Return in accordance with this Section.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Company represents and warrants to the Purchaser that the statements contained in this Article III are true and correct as of the date hereof:

3.1 Corporate Status, etc.

(a) Organization.  The Company is a corporation duly formed, validly existing and in good standing under the Laws of France, and has full power and authority to own, lease and operate its properties and to carry on the Business as presently conducted.

(b) Qualification.  The Company is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that have the concept of good standing) in each jurisdiction where the ownership, leasing or operation of its properties or other assets or the nature of the Business requires such licensing or qualification, except for failures to be so licensed, qualified or (if applicable) in good standing that, individually or in the aggregate, would not have a Material Adverse Effect.

(c) Organizational Documents.  Complete and correct copies of the Organizational Documents of the Company as in effect on the date hereof have been delivered to the Purchaser and neither the shareholders, the board of directors nor the members of the Company have approved or proposed any amendment to any of such Organizational Documents. The Company is in material compliance with its Organizational Documents. All decisions taken by the shareholders of the Company Entities have been validly adopted in compliance with the provisions of applicable Law and the bylaws of the Company.

(d) Managers and Officers.  Schedule 3.1(d) sets forth each of the managers and officers of the Company and their respective titles.

3.2 Authorization, etc. The Company has the legal capacity and all requisite power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party, and to perform its obligations hereunder and thereunder.  The execution and delivery by the Company of this Agreement and each Ancillary Agreement to which it is a party, and the consummation of the Transactions, has been duly authorized.  This Agreement and each Ancillary Agreement to which the Company is a party has been duly executed and delivered by the Company, respectively, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) constitutes legal, valid and binding obligations of the Company, as applicable, enforceable against the Company, as applicable, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency or similar Laws affecting the enforcement of creditor's rights generally or by general principles of equity (whether considered at law or in equity) (the "Enforceability Exception").

3.3 Securities Representations.

(a) The Seller:

(i) is able to bear the economic risks of an investment in the Consideration Shares, including a total loss of such investment;

(ii) has such knowledge and experience in financial and business matters such that the Seller can protect its own interests in connection with the Transactions and is capable of evaluating the merits and risks of an investment in the Consideration Shares and of making an informed investment decision, and has consulted and relied solely upon the advice of his, her or its own counsel, accountant and other advisers with regard to such legal, investment, tax and other considerations regarding such investment and on that basis believes that an investment in the Consideration Shares is suitable and appropriate for the Seller;

(iii) is purchasing the Consideration Shares for its own account and not with a view to or for sale in connection with any distribution of the Consideration Shares or otherwise;

(iv) acknowledges that neither the British Columbia Securities Commission, nor any other regulatory authority in any other jurisdiction, has approved or disapproved this Agreement or the Consideration Shares, and any representation to the contrary is unlawful;

(v) understands that the Consideration Shares have not been registered under Canadian Securities Laws, and that no such registration or qualification is currently being contemplated, and unless the Consideration Shares are so registered, they may not be offered, sold, transferred or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of any applicable securities laws of any provincial or foreign jurisdiction. The Seller recognizes that there will not be any public trading market for the Consideration Shares, and, as a result, the Seller may be unable to sell or dispose of such Consideration Shares;

(vi) first learned of the Consideration Shares and the Purchaser through private negotiations, not through any publication of any advertisement, general solicitation or general advertising, and in the jurisdiction set out opposite the Seller's name on Schedule 3.4(a), and is a resident of such jurisdiction;

(vii) is acquiring the Consideration Shares as principal for the Seller's own account (and its shareholders), and not for the benefit of any other Person. The Seller is acquiring the Consideration Shares for investment only and not with a view to the resale or distribution of any of the Consideration Shares;

(viii) has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to purchase the Consideration Shares and the transactions contemplated by this Agreement, including: (i) the legal requirements within its jurisdiction for the purchase of the Consideration Shares; (ii) any foreign exchange restrictions applicable to such same; (iii) any governmental or other consents that may need to be obtained; and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, exercise or transfer of the Consideration Shares. The Seller's subscription and payment for and continued beneficial ownership of the Consideration Shares shall not violate any applicable laws of the Seller's jurisdiction; and

(ix) acknowledges that the Purchaser is relying on an exemption from the requirement to provide the Seller with a prospectus under applicable Canadian securities Laws and, as a consequence of acquiring the Consideration Shares pursuant to such exemption, certain protections, rights and remedies provided by applicable Canadian securities Laws, including statutory rights of rescission or damages and certain statutory remedies against an issuer underwriters, auditors, directors and officers that are available to investors who acquire securities offered by a prospectus, will not be available to the Seller, as applicable.

3.4 Capitalization.

(a) The Company.  The Seller is the sole legal and beneficial and recorded (as set out in the Company's share transfer register and shareholders individual accounts) owner of the Company Shares, free and clear of any Liens and, upon the delivery of and payment for the Company Shares at the Closing as provided in this Agreement, the Seller shall convey to the Purchaser good and valid title to such Company Shares, free and clear of any Lien other than Liens created by the Purchaser. Other than the Company Shares, and the one ordinary share of the Company held by the Purchaser, there are no outstanding securities of the Company of any kind or nature or binding promises or commitment or agreements to issue or grant any securities of the Company. Schedule 3.3 sets forth the registration name, address and number of Company Shares held by the Seller. All of the Company Shares are duly authorized, validly issued, fully paid, and non-assessable, and all outstanding Company Shares and any other equity, equity-based awards or securities convertible into equity of the Company have been issued or granted, as applicable, in compliance with all applicable Laws, including securities Laws. The allocation of the Company Shares to the Seller as provided for by this Agreement is in accordance with the Organizational Documents of the Company and any other agreements applicable thereto in all respects, and are otherwise in accordance with the Law. The column "Ownership % of the Seller" on Exhibit A sets forth the equity ownership held by all Current Employees in the Seller as of the date hereof.

(b) Subsidiaries.  The Company does not own, and has never owned, directly or indirectly, any shares of capital stock or other securities of any Person.

(c) Agreements with Respect to Company Shares.  There are no (i) pre-emptive or similar rights on the part of any holders of any Company Shares or securities of the Company; (ii) subscriptions, options, warrants, calls, puts, rights (including rights of first refusal, purchase rights, "tag along" rights, "drag along" rights, exchange rights, conversion rights, interest appreciation rights, phantom stock, profits interests, profit participation or similar rights), Contracts or commitments of any kind to which the Company is a party or is otherwise bound or obligating the Seller or the Company to issue, purchase or sell, or cause to be issued, purchased or sold, any securities of the Company or any securities convertible into or exchangeable for any securities of the Company; (iii) equity holders' agreements, voting trusts, proxies or other Contracts to which the Company or the Seller is a party or by which the Company or the Seller is bound relating to the voting, purchase, redemption, repurchase or other acquisition or issuance of any securities of the Company; and (iv) accrued but unpaid dividends, whether current or accumulated, due or payable on any securities of the Company.  As a result of its acquisition of the Company Shares at the Closing, the Purchaser will be, upon the completion of the Closing, the sole legal and beneficial holder of all issued and outstanding Company Shares of the Company and of all rights to acquire or receive any shares of the Company.

3.5 Conflicts, Consents.

(a) Conflicts.  The execution and delivery of this Agreement and the Ancillary Agreements by the Company, and the consummation by the Company of the Transactions, will not conflict with or result in any violation of or default under (or be an event that, with notice or lapse of time or both, would constitute a default under), or give rise to a right of termination, cancellation or acceleration under any provision of (i) the Organizational Documents of the Company, (ii) any Company Contract or (iii) any Law applicable to the Company or the Company Shares except, in the case of (ii) and (iii), any conflicts, violations, defaults or rights that, individually or in the aggregate, would not be materially adverse to the Company or the Business or prevent or delay the consummation of the Transactions.

(b) Consents. All Consents of or with any Governmental Entity or other Person in connection with the execution and delivery by the Company of this Agreement or the Ancillary Agreements have been obtained as pursuant to Schedule 3.5(b).

3.6 Financial Statements.

(a) [***].

(b) [***].

(c) [***].

(d) [***].

3.7 Absence of Undisclosed Liabilities.  Except for liabilities (i) reflected or reserved against in the Interim Seller Financial Statements or (ii) incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent, known or otherwise).

3.8 Events Subsequent to Balance Sheet Date.  Since the Balance Sheet Date, the Transactions or as contemplated herein, (a) the Business has been carried on and conducted in all material respects in the ordinary course of business, (b) there has not been any Material Adverse Effect and (c) the Company has not:

(i) except as required by a change in applicable Law, made any material change in its accounting principles or the methods by which such principles are applied for financial accounting purposes;

(ii) amended its Organizational Documents;

(iii) acquired, sold, issued, assigned, leased, exchanged, pledged or otherwise transferred, purchased, acquired or disposed of any assets, rights (including rights to acquire equity or similar interests in any Person), property or equity or similar interests of the Company, the Seller or any other Persons, other than purchases, licenses, or sales of inventory or services in the ordinary course of business;

(iv) except as set out in Schedule 3.8 (iv), issued or made any loan, note, bond or other debt security or created, incurred, assumed or guaranteed any Indebtedness (including advances on existing credit facilities);

(v) mortgaged, pledged or subjected any assets to any Lien, other than Permitted Liens;

(vi) except as set out in Schedule 3.8 (vi), (A) increased the level of compensation of any Employee, (B) granted any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any Employee, (C) materially increased the coverage, contributions, funding requirements or benefits available under any Benefit Plan or create any new plan which would be considered to be a Benefit Plan once created or (D) entered into any employment, deferred compensation, severance, non-competition or similar agreement (or amended any such agreement) to which the Company or the Seller, as applicable, is a party or involving any Employee;

(vii) granted any license or sublicense of any rights under or with respect to any Technology or sold, assigned or transferred (including transfers to employees, Affiliates or equity holders) any Technology, other than in the ordinary course of business;

(viii) merged or consolidated with, purchased substantially all of the assets of, or otherwise acquired any business or any Person;

(ix) waived any material rights under or terminated, modified or cancelled any Material Contract except, in each case, in the ordinary course of business;

(x) entered into any Contract (or series of related Contracts), other than Contracts or extensions or renewals of existing Contracts (or series of related Contracts) entered into in the ordinary course of business involving payment to or by the Company of less than $10,000 over any 12 months period;

(xi) cancelled or forgiven any material debts or claims;

(xii) made any capital expenditures or commitment for any capital expenditures;

(xiii) acquired (by merger, exchange, consolidation, acquisition of stock or otherwise) any equity interest in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof;

(xiv) (A) changed or rescinded any material election relating to Taxes; (B) settled or compromised any material Tax claim, (C) made any change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of the Interim Seller Balance Sheet and the Company's most recent Tax Return; (D) filed a material Tax Return, including an amended Tax Return; or (E) entered into any ruling request, closing agreement, or similar agreement with respect to Taxes;

(xv) declared a dividend or otherwise returned capital to any holders of Company Shares or holders of shares of the Seller; or

(xvi) entered into any agreement to take any of the actions described in clauses (i) through (xv) above.

3.9 Taxes.

(a) The Company Entities have filed with any relevant Authority for all tax years through the Closing Date, within the prescribed period for filing such Returns, all Returns prescribed by applicable Laws. Each such Return is accurate, true and complete and has been prepared in compliance with applicable Laws and corporation tax, VAT and local tax liabilities have been computed in compliance with applicable Laws.

(b) The Company Entities have kept all its documents within the required time limits and as required by applicable Laws in order to justify the assessment and payment of any Taxes or any right or advantage relating to Taxes.

(c) The Company Entities are up-to-date with payment of all Taxes. The reserves recorded in the Completion Accounts will be sufficient to pay all Taxes due at the time of the Closing Date.

(d) The Company Entities:

(i) have not received any request for information or notice of reassessment or audit nor any other claim in relation to any Tax;

(ii) are not or have not been, subject to any Tax reassessment or audit or to any inquiry relating to Tax from any competent Authority;

(iii) is not a party to any Tax Proceedings.

(e) To the exception of the Contribution Agreement which is undergoing, the Company Entities do not benefit or have not benefited from any Tax advantage (including a carry forward or a deferment), favourable Tax regime or any aid, subsidy or other similar measure obtained in exchange for existing undertakings of the Company or against an additional Tax burden, past, present or future. The Company Entities have fulfilled all conditions and carried out all formalities required to make all such advantages final (including pursuant to article 54 septies I and II of the French General Tax Code as applicable) and none of these advantages could be challenged, reduced or reclaimed. For the avoidance of doubt, the research tax credit (crédit impôt recherche) is not considered as a Tax advantage under this clause.

(f) The Companies' activities (including intra-group) have been carried out on an arm's-length basis and are in compliance with their corporate interest (intérêt social).

(g) The Seller has filed with the French tax administration, prior to the effective date of the Contribution Agreement, a request for the transfer of all its carried forward tax losses to the Company. [***]. The Company has continuously conducted the activities that generated such carried-forward tax losses and no fact, event or circumstance exists that could challenge the validity, transferability, or amount of such carried-forward tax losses.

(h) The research and development tax credits declared for the period from the 2019 fiscal year to the 2024 fiscal year are valid and have been computed in compliance with applicable Laws.

3.10 Tax Matters.  The Seller has had an opportunity to review with its own advisors the Tax consequences of the Transactions and understands that he, she or it must rely solely on such advisors and not on any statements or representations made by the Purchaser or any of its Representatives in regards to such Tax consequences.  The Seller understands that except as explicitly set forth in this Agreement or any Ancillary Agreement, the Seller (and not the Purchaser) shall be responsible for its own Tax liability that may arise as a result of the Transactions.

3.11 Litigation

(a) There are no, and never have been any, actual, pending, or, to the Knowledge of the Seller, threatened (i) Legal Proceedings or Orders against the Seller or its managers under which the Seller or its managers are obligated or (ii) investigations by any Governmental Entities regarding the Seller, the Business or any of the Seller's managers and, to the Knowledge of the Seller, there are no exiting grounds or facts that could result in any of the foregoing.

(b) There is no Legal Proceeding pending or, to the Knowledge of the Seller, threatened against the Company or any of its Representatives (in their capacities as such), in each case that relates in any way to this Agreement, any Ancillary Agreement or the Transactions or that could have an adverse effect on the Transactions.

3.12 Compliance with Laws.

(a) The Company is, and has been, in compliance in all material respects with all applicable Laws.

(b) The Company and its agents, representatives, officers, Employees and/or consultants has not in the past five (5) years violated any anti-bribery/anti-corruption Law, anti-competition Law or anti money laundering Law.

3.13 Employee Benefits. Except as set forth in and Schedule 3.13 (Employees advantages), there is no material profit sharing, deferred compensation, severance pay, health care, social, welfare, pension or retirement collective benefits or, more generally, material rights or advantage provided collectively to the Employees, including termination, indemnity or prior notice rights, except for those required by Laws. The Company is not or has at any time, been a party to or had any liability in respect of any pension scheme or been obliged to provide, participate in or contribute towards any pension benefit obligations for any of their Employees nor does it contribute to any retirement, profit sharing, savings or other specific plan or regime beyond the applicable statutory requirements of applicable laws, regulations and collective bargaining agreements.

The Company Entities have correctly implemented providence and health schemes and respected all mandatory provisions determined by Law and applicable collective bargaining agreement (in particular regarding the founding documents and the individual information provided to Employees) to benefit from social security exemptions. Welfare and healthcare schemes respect all mandatory provisions according to the Law and the applicable collective bargaining agreement.

3.14 Permits  The Company has, in the aggregate, all permits, licenses, waivers and authorizations of any Governmental Entity or otherwise (collectively, the "Permits") that are necessary to conduct the Business as presently conducted.  There is no pending or, to the Knowledge of the Seller, threatened, applications or pleadings with any Governmental Entity that challenges or questions the validity of any material rights under any Permit held by the Company.

3.15 Real Property.

(a) The Company does not own (or purport to own) or has ever owned (or purported to own) any real property.

(b) Schedule 3.15(b) contains a complete and correct list of all leases, lease guaranties, subleases, Contracts for the leasing, use or occupancy of, or otherwise granting a right in or relating to, any real property to which the Company is a party (collectively, the "Leases" and the real property to which the Leases relate, the "Leased Real Property").  The Company enjoys peaceful and undisturbed possession under all Leases.  The Company has a valid leasehold interest in the Leased Real Property, free and clear of any Liens, except for Permitted Liens.

(c) The Leases constitute all interests in real property that are necessary for the continued operation of the Business as currently conducted.

3.16 Tangible Personal Property.  The Company owns or otherwise has necessary and sufficient rights to use all material tangible personal properties used or held for use by it in the conduct of the Business (collectively, the "Assets"), free and clear of all Liens, except for Permitted Liens, and the Assets are adequate for (i) the purposes for which such Assets are used or held for use by the Company and (ii) the continued operation of the Business following the Closing in the same manner as currently conducted.

3.17 Intellectual Property.

(a) Company Products and Technology.  Schedule 3.17(a)(i) lists all Company Products by name and, if applicable, version number.  Schedule 3.17(a)(ii) lists all material Technology comprising computer programs and databases (except for Shrink-Wrap Code and Open Source Software) that is used in or necessary to the conduct of the Business as currently conducted and, in each case, specifies whether such Company Products and Technology were developed internally by the Company or acquired from third parties.

(b)   Registered Intellectual Property.  Schedule 3.17(b) lists (i) all Registered Intellectual Property that is part of the Company Intellectual Property ("Company Registered Intellectual Property") and all material unregistered Trademarks used by the Company with respect to any Company Products ("Unregistered Marks"), (ii) all invention disclosures, (iii) any actions that as of the date hereof must be taken by the Company within 90 calendar days of the Closing Date with to each item of the Company Registered Intellectual Property or any Legal Proceeding relating to the Company Intellectual Property, or to any of the foregoing, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Intellectual Property Rights, and (iv) any Legal Proceedings (including the Canadian Intellectual Property Office, the French Patent and Trademark Office, the United States Patent and Trademark Office or equivalent authority anywhere in the world) to which the Company is or was a party and in which claims are or were raised relating to the validity, enforceability, scope, ownership or Infringement of any of the Company Registered Intellectual Property.  Each item of Company Registered Intellectual Property is valid and enforceable.  In addition, with respect to each item of Company Registered Intellectual Property: (1) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the relevant patent, copyright, trademark or other authorities in France, Canada, the United States or other foreign jurisdictions, as the case may be, for the purposes of maintaining such Intellectual Property Rights; (2) each such item is currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use); and (3) each such item is not subject to any unpaid maintenance fees or taxes, and with respect to each of clauses (1) through (3), except where the failure to be so paid, filed or in compliance, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect. To the best Knowledge of the Seller, there are no facts, information or circumstances, including any information or facts that would constitute prior art, that would render any of the Company Registered Intellectual Property invalid or unenforceable, or would affect any pending application for the Company Registered Intellectual Property or the Unregistered Marks, or renewal of any Company Registered Intellectual Property.  The Company has not misrepresented, or failed to disclose, any facts or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any Company Registered Intellectual Property.

(c) Transferability of Intellectual Property.  All Company Intellectual Property is fully transferable, alienable and licensable by the Company without restriction and without payment of any kind to any third party.

(d) Title to Intellectual Property.  To the exception of the Agence Nationale de la Recherche project disclosed under Schedule3.17(m), the Seller is, and immediately prior to Closing the Company will be the sole and exclusive owner of each item of Company Intellectual Property and (other than third party components licensed-in on a non-exclusive basis and set forth on Schedule 3.17(e) or Schedule 3.17(n)) of each Company Product, free and clear of any Liens except for Permitted Liens.  The Company has the sole and exclusive right to bring a claim or suit against a third party for past, present or future Infringement of the Company Intellectual Property.  The Company has not (i) transferred ownership of, or granted any exclusive license with respect to, any Company Intellectual Property to any other Person, or (ii) permitted the rights of the Company in any Company Intellectual Property, that is or was at the time material to the Company, to enter into the public domain.

(e) Third Party Intellectual Property Rights.  Schedule 3.17(e) lists all Contracts under which a third party licenses or provides any Intellectual Property to the Company, including material Intellectual Property or any material Technology. None of the Company Entities that have entered into Contract listed in Schedule 3.17(e) are in default under any such Contracts and there are no event or circumstances likely to give rise to such a default or entitle any party with whom the Company has entered into such Contracts to terminate them. Other than Intellectual Property Rights licensed to the Company under (i) licenses for Open Source Software listed in Schedule 3.17(n), and (ii) the licenses set forth in Schedule 3.17(e), the Company Intellectual Property includes all material Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted and as currently proposed to be conducted by the Company, including the Company's design, development, manufacture, use, marketing, import for resale, distribution, licensing out and sale of all Company Products.

(f) Standard Form Agreements.  Copies of the Company's standard form(s) of non-disclosure agreement and the Company's standard form(s), including attachments, of non-exclusive licenses of the Company Products to end-users, including terms of use (collectively, the "Standard Form Agreements") have been provided to the Purchaser.  Other than non-disclosure agreements and non-exclusive licenses of the Company Products to end-users that do not materially differ in substance from the Standard Form Agreements and that have been entered into in the ordinary course of business, Schedule 3.17(f) lists all ongoing Contracts under which the Company has granted, licensed or provided any Company Intellectual Property to third parties (other than rights granted to contractors or vendors to use Company Intellectual Property for the sole benefit of the Company), including any Contracts containing covenants not to sue or non-assertion provisions that relate to Intellectual Property.

(g) No Infringement.  The operation of the Business as it is currently conducted or is currently contemplated to be conducted by the Company, including the Company's design, development, manufacture, use, marketing, import for resale, distribution, licensing out and sale of any Company Product, does not Infringe (and will not Infringe when conducted in substantially the same manner by the Company immediately following the Closing), any Intellectual Property Rights of any Person, violate any right of any Person, or constitute unfair competition or trade practices under the Laws of any jurisdiction (nor is there, nor will there be immediately following Closing, any basis for a claim therefor).  The Company has not received notice from any Person claiming that such operation or any act of the Company, any Company Product, any Technology used by the Company or any Company Intellectual Property infringes any Intellectual Property Right of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction.  No Company Product or Company Intellectual Property is subject to any Legal Proceeding or Order that restricts in any manner the use, provision, transfer, assignment or licensing thereof by the Company or may affect the validity, registrability, use or enforceability of such Company Product or Company Intellectual Property.

(h) Third Party Rights.  No third party that has licensed or provided Intellectual Property Rights or any Technology to the Company has retained ownership of or license rights under any Intellectual Property Rights in any improvements or derivative works thereto made by the Company under such license.

(i) Restrictions on Business.  To the exception of the Agence Nationale de la Recherche project disclosed under Schedule 3.17(d), none of this Agreement, any Ancillary Agreement or the Transactions will cause: (i) the Purchaser, any of its Affiliates or the Company to grant to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, any of them, (ii) the Purchaser, any of its Affiliates or the Company, to be bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses (excluding any non-compete or other similar restriction that arises from any agreement to which the Purchaser or any of its Affiliates is a party but the Company is not a party), or (iii) the Purchaser or any of its Affiliates or the Company to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property of any third party in excess of those payable by the Company in the absence of this Agreement, the Ancillary Agreements or the Transactions.

(j) No Third-Party Infringement.  To the Knowledge of the Seller, no Person is infringing any Company Intellectual Property.  The Company has the exclusive right to bring actions against any Person that is infringing any Company Intellectual Property and to retain for itself any damages recovered in any such action.

(k) Proprietary Information Agreements.  Copies of the Company's standard form(s) of proprietary information, confidentiality and assignment agreement for employees and the Company's standard form(s) of consulting or contractor agreement containing proprietary information, confidentiality and assignment provisions have been delivered to the Purchaser.  All Employees, all current and former contractors, consultants of the Company and all other individuals who have been involved in the creation, invention or development of Company Intellectual Property for or on behalf of the Company (each, a "Contributor") have executed the applicable form of agreement or other written agreements, all of which have been provided to the Purchaser, that irrevocably assign to the Company all rights in and to, any Intellectual Property created or contributed to by such Employees, contractors and consultants in the course of their employment, engagement or consulting relationship with the Company.  Without limiting the foregoing and to the extent permitted under applicable Law, no Contributor owns or has any right, including the right to assert any Moral Rights, to Company Products or Company Intellectual Property, nor has any Contributor made any assertions with respect to any alleged ownership or rights over the foregoing.  All Employees that are or were, at the time of employment, residents of countries (i) where applicable Laws do not vest the ownership of Intellectual Property created by employees with their employers or (ii) that recognize Moral Rights (or, in each case, whose employment relationships are or were governed by applicable laws of such countries) have executed written agreements with the Company that, to the fullest extent permitted under applicable Law, assign to the Company all rights in and to, and to the extent that such rights cannot be assigned under applicable Law, have waived for the benefit of the Company, all ownership, license or use rights, and Moral Rights in any Intellectual Property created by such Employees in the course of their employment with the Company.

(l) Protection of Confidential Information.  The Company has taken all reasonable steps to protect the confidentiality of confidential information and trade secrets of the Company or of any third party that has provided any confidential information or trade secrets to the Company.

(m) No Government Funds.  Except as provided in Schedule 3.17(m), no funding, facilities or resources of any government, university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of the Company Products or Company Intellectual Property.

(n) Open-Source Software.  Schedule 3.17(n)  lists all software that is distributed as "open source software" or under a similar licensing or distribution model, including any software or Intellectual Property licensed or made available under a license identified as an open source license by the Open Source Initiative (www.opensource.org/licenses) or that meets the Open Source Definition (www.opensource.org/OSD)  (collectively, "Open Source Software") that has been incorporated into any Company Product.  The Company has not used Open Source Software in any manner that would or could, with respect to any Company Product or any Company Intellectual Property (including Company Technology) (collectively, the "Seller Materials"), (i) require disclosure or distribution of the Seller Materials or any portion thereof in source code form, (ii) require the licensing of the Seller Materials or any portion thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution of the Seller Materials, (iv) create, or purport to create, obligations for the Seller with respect to Intellectual Property Rights owned by the Company or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property Rights owned by the Company or (v) impose any other material limitation, restriction, or condition on the right of the Company with respect to use, modification or distribution of the Seller Materials.  With respect to any Open Source Software that is or has been used by the Company in any way, the Company has been and is in compliance with all applicable licenses with respect thereto.

(o) Source Code.  Neither the Company nor any Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person or permitted the disclosure or delivery to any escrow agent or other Person of any source code for any Company Product except for disclosures to employees, contractors or consultants under binding written agreements that prohibit use or disclosure except in the performances of services to the Company.

(p) Personally Identifiable Information.  The Company has complied with all applicable Laws, contractual and fiduciary obligations, and its internal and public-facing privacy policies and all statements or notices from or relating to the Company regarding the receipt, collection, monitoring, maintenance, modification, processing, transmission, use, analysis, disclosure, storage, retention, or security of Personally Identifiable Information ("Privacy Statements"), relating to (i) the privacy of users of Internet websites, mobile applications, or other data sources owned, maintained or operated by the Company ("Company Sites") and (ii) the collection, use, disclosure, storage, transfer and any other processing of any Personally Identifiable Information collected, used, disclosed, stored, transferred or processed by the Company in any manner or on its behalf by third parties having authorized access to such information.  The execution, delivery and performance of this Agreement and the Ancillary Agreements comply with all applicable Laws relating to privacy and with the Company's privacy policies as well as any agreements the Company may currently have or may have had in the past with regard to any third parties providing or processing Personally Identifiable Information on behalf of Company at any time.  Copies of all current and prior privacy policies of the Company that apply to the Company Sites or any services provided to customers of the Company as well as any agreements with third parties who have at any time provided Personally Identifiable Information to the Company have been delivered to the Purchaser.  Each such privacy policy, and Privacy Statements and all materials distributed or marketed by the Company have at all times made all disclosures to users, customers, or others, as may be required by applicable Laws, and none of such disclosures made or contained in any such privacy policy, Privacy Statement, or in any such materials, notices or statements has been, or has been reported to the Company as potentially being, inaccurate, misleading or deceptive or in violation of any applicable Laws, whether by a user, customer, other individual, or regulatory authority. The Company has not received any written audits, claims, notices or complaints regarding the Company's privacy, data protection, or information security practices or the processing of any Personally Identifiable Information. There is no circumstance (including any circumstance arising as the result of an audit or inspection carried out by any governmental body or any other Person) that has given rise to or would reasonably be expected to give rise to, any notice, court order, warrant, regulatory opinion, audit result, or allegation, from a governmental body, tribunal or court in any jurisdiction or any other Person: (A) alleging or confirming non-compliance with any applicable Law relating to Personally Identifiable Information; (B) requiring or requesting the Company to amend, rectify, cease processing, de-combine, permanently anonymize, block, or delete any Personally Identifiable Information, or to decommission or materially alter the exploitation or operation of the Company's operations, in whole or in part; (C) prohibiting or threatening to prohibit the transfer of Personally Identifiable Information to any place; or (D) permitting or mandating any governmental body to investigate, requisition information from, or enter the premises of, the Company. The Company has not received any audit, inquiry, notice of or request for any investigation or subpoena, from any governmental body pertaining to its policies or practices in any way relating to the collection, retention, storage, disposal, use, processing, disclosure, transfer, protection, security, or distribution, of Personally Identifiable Information.

(q) Protection of Personally Identifiable Information.  The Company has taken all reasonable steps (including implementing and monitoring compliance with adequate measures with respect to administrative, technical and physical security), in each case not less than measures required under applicable Law, to protect the Personally Identifiable Information that has been collected by or on behalf of the Company or that is otherwise in the possession of or being used in connection with the Business, against loss or theft and against unauthorized access, copying, use, modification, disclosure or other misuse.  There has been no unauthorized access to or unauthorized, copying, use, modification, disclosure or other misuse of any Personally Identifiable Information that has been collected by or on behalf of the Company or that is otherwise in the possession of or is otherwise being used in connection with the Business.  All of the Company's employees, contractors and consultants who have access to Personally Identifiable Information have received appropriate training with respect to compliance with such Laws and Personally Identifiable Information. The Company has contractually obligated all third parties that have access to Personally Identifiable Information to process Personally Identifiable Information in a manner sufficient to meet the Company's obligations under Laws and the Company's Privacy Statements. No third parties to whom the Company has provided access to Personally Identifiable Information have failed to comply with such obligations.

(r) Bugs and Defects.  Schedule 3.17(r) lists all information relating to any problem or issue with respect to any of the Company Products and Company Technology (or any other Company Intellectual Property).  Without limiting the generality of the foregoing, other than as set forth on Schedule 3.17(r), (i) to the best Knowledge of the Seller, there have been, and there are, no defects, malfunctions or nonconformities in any of the Company Products and Company Technology; (ii) there have been, and there are, no claims asserted against the Company or any of its customers or distributors related to the Company Products or Company Intellectual Property; and (iii) the Company Entity has not been, or is, required to recall any Company Products or Company Technology.

(s) Contaminants.  All Company Products (and all parts thereof) are free of any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus", "malware" or other software routines or hardware components that would or could permit unauthorized access or the unauthorized disablement or erasure of such Company Product (or all parts thereof) or data or other software of users or others ("Contaminants").  The Company takes commercially reasonable steps to prevent the introduction of Contaminants into Company Products, including without limitation by following, and requiring that all developers (whether employees or contractors) follow, industry-standard secure coding practices.

(t) Security Measures.  The Company has taken all reasonable steps to protect the information technology systems used in connection with the operation of the Company from Contaminants and from unauthorized access, denial of service attacks, ransomware, or other efforts by third parties that could have a material negative impact on the Company, its data or its information technology systems, including without limitation contracts with third parties providing cloud-based information technology systems to the Company.  The Company has delivered to the Purchaser all of the Company's disaster recovery, business continuity, incident response, and other security policies, plans and procedures.  There have been no unauthorized access to, intrusions or breaches of the security of information technology systems or the Company's Personally Identifiable Information, trade secrets or other confidential information, nor any unauthorized modification, distribution, or deletion of the foregoing.

3.18 Contracts.  Schedule 3.18 contains a complete and correct list of all Material Contracts.  The term "Material Contracts" means all of the following types of Company Contracts:

(a) Contracts with any Employee, consultant, dependent or independent contractor, advisor, officer, or director of the Company, and any Contracts to grant any severance or termination pay (in cash or otherwise) to any such Person;

(b) Contracts or groups of related Contracts (A) involving payment to or by the Company in excess of $[***] over any 12-month period or (B) involving rights or obligations of the Company that may reasonably extend beyond one year from the date of the execution thereof;

(c) Contracts relating to the incurrence of Indebtedness, the making of advancements or loans (other than trade receivables owed to the Company in the ordinary course of business), or the imposition of a Lien on the Company Shares or any of the assets or properties of the Company or the Company (other than Permitted Liens), including mortgages, indentures, security agreements, loan agreements, notes, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, pledge agreements or conditional sale or title retention agreements;

(d) joint venture, limited liability company, partnership agreements or similar type of Contract (however named) with respect to any venture, investment or asset of the Company or involving the sharing of profits, losses, costs or liabilities with any other Person;

(e) Contracts not otherwise set out on Schedule 3.18 requiring severance, retention or termination payments, or payments upon a change in control of the Company;

(f) Contracts related to interest rate, currency and other hedging arrangements;

(g) Contracts primarily and/or significantly relating to the Technology, excluding Contracts concerning Technology licensed to the Company pursuant to any third party "shrink wrap" or "click wrap" license or any license concerning generally commercially available software;

(h) Contracts with any labor union or association representing any Employee;

(i) Contracts limiting or restraining the Company or any other Person from engaging or competing in any material respect in any material lines of business with any Person;

(j) Contracts involving either (A) the purchase or sale of (x) the capital stock or other equity interests of any Person, (y) substantially all or a material portion of the assets of any Person, or (z) the real property of, any Person, or (B) a merger, consolidation or reorganization with another Person;

(k) Contracts with any Governmental Entity;

(l) Contracts relating to the acquisition or disposition of rights in any real property used by the Company, including the Leases;

(m) Contracts of surety or that contain a warranty, guaranty, indemnification or other similar undertakings of the Company;

(n) Contracts limiting the freedom of the Company or any other Person to compete in any line of business or any geographic area, acquire goods or services from any supplier, establish the prices at which it may sell any goods or services, sell goods or services to any customer or potential customer, transfer or move any of its assets or operations, or contain any "key-man" or similar provisions;

(o) Contracts relating to the settlement of any Legal Proceeding; and

(p) Contracts entered into by the Company other than in the ordinary course of business.

The Company has furnished to the Purchaser complete and correct copies of all written Material Contracts listed on Schedule 3.18, including all amendments or other modifications thereto.  There are no oral Material Contracts.  Each of the Material Contracts is valid, binding on and effective and enforceable in accordance with its terms against the Company and immediately prior to Closing against the Company, to the Knowledge of the Seller, against each other party thereto, subject to the Enforceability Exception and except for failures to be valid, binding, effective and enforceable as could not be materially adverse to the Company or its Business.  The Company has not nor, to the Knowledge of the Seller, any other party thereto, is in material violation, breach or default (or event of default) under, and no event or condition that, after notice or lapse of time or both, could constitute a material violation, breach or default (or event of default) has occurred under, any Material Contract.

The Company has not received any written notice by any party to a Material Contract informing the Company of its intention to terminate or suspend such Material Contract or to materially amend the terms and conditions of such Material Contract.

The execution, delivery and performance of this Agreement and the performance of the Transactions contemplated herein will not result in the breach, violation or termination of or default under any Material Contract.

All the Material Contracts comply with all applicable competition law rules within the meaning of European and French law as well as with the rules governing late payments provided for by the French Commercial Code.

3.19 Insurance.  Schedule 3.19(a) sets forth a complete and correct list of all of the policies of insurance carried by the Company, including all workers' compensation insurance policies (the "Policies").  The Company has paid all premiums due regarding the Policies and is not in material breach or default, has not been in material breach or default and has not taken any action or failed to take any action which, with notice or the lapse of time, would constitute a material breach or default, or permit termination or modification, of any of the Policies.  No written notice of cancellation or termination has been received by the Company with respect to any of the Policies.

3.20 Environmental Matters.

(a) The Company (i) are, and have been, in material compliance with all Environmental Laws applicable to the conduct and operation of the Business, (ii) have not received any written or, to the Knowledge of the Seller, oral notice, demand, letter, claim or request for information alleging that they are in violation of or liable under any Environmental Law applicable to the conduct and operation of the Business, and (iii) are not subject to any Order concerning liability under any Environmental Law.

(b) To the Knowledge of the Seller, and except as set forth in Schedule 3.20, no Hazardous Substance is present at any of the Leased Real Properties to the extent such presence arose out of the operations of the Company at the Leased Real Property in amount or condition that could result in material liability under any applicable Environmental Law.

(c) Except as set forth in Schedule 3.20, the Company has not transported or arranged for the treatment, storage, handling, or disposal of any Hazardous Substance to any off-site location that could result in a material claim under Environmental Laws against the Company.

3.21 Employee and Labor Matters.

(a) Schedule 3.21(a) sets forth (i) a complete list as of the date hereof of Current Employees, together with their date of hire, status (active, leave, full time, part time, etc.), work location, title, current salary or hourly rate of pay, place of residence, commission and/or bonus eligibility, and commission and bonus payments received in the past year, (ii) a complete list to date of the corporate officers and and (iii) a complete list to date of independent contractors providing services to the Company, together with a description of their duties and their rate of pay.  Except as set forth on Schedule 3.21(a), no Current Employee (i) is on a short-term or long-term leave of absence; (ii) has been promised any increase in pay or any bonus, commission, or incentive payment; or (iii) has given notice to terminate his or her employment with the Company or, to the Knowledge of the Seller, is planning to terminate his or her employment with the Company.

(b) (i) There is no labor strike, material labor dispute, or concerted work stoppage currently pending or, to the Knowledge of the Seller, threatened with respect to the Company, and the Company has not experienced a labour strike or material concerted labor dispute; (ii) the Company Entity is not, or has ever been, a party to any collective bargaining agreements except the one currently applicable by the Company and there are no labour unions or other organizations representing, purporting to represent or attempting to represent any Current Employees; (iii) no Seller is engaging and has engaged since the last three years, in any unfair labor practice and there is no unfair labor practice, social security complaint against the Company pending before the Labour tribunal ("Conseil des prud'hommes"), French social security bodies or the Labor Inspectorate or any other competent court to rule on disputes relating to individual and collective labour relations and to social security Law disputesor to the Knowledge of the Seller, threatened; (iv) there is not now and there has never been any proceeding or other targeted activity by a labor union or representative thereof to organize any employees of the Company; and (v) the Company is, and has been for the last six years, in compliance with all applicable Social Security Law, labour Laws and provisions of any collective agreement or applicable collective bargaining agreement in connection with the employment of the Employees, the relations with the independent contractors and the relation with the corporate officers, including all Laws regarding indefinite-term contract, part-time and/or fixed term employment contract, discrimination, equal treatment of all Employees (in particular related to classification and wages),  workplace health and safety provisions, minimum wage levels, variable remuneration, remuneration of the CEO, premiums (such as vacation premium), working time legislation and its monitoring (particularly in relation to lump sum agreements in days), immigration and work permits for foreigners, worker classification, compliance with employment contract clauses, implementation and updating of all internal documentation (such as human resources internal policies) and mandatory registers (notably the staff register and the risks assessment document),, employee data privacy and security, tax withholding and reporting, unemployment insurance, employee saving plans, and employment termination, paid leave, mandatory professional interviews, providence and health insurance legal provisions, employee representative body, legal conditions for the use of service agreements and legal provisions related to labor lending. [***].

(c) Each service provider to the Company is properly classified with respect to employment status for all purposes, including as an employee or independent contractor and as to eligibility for overtime pay. To the Knowledge the Seller, no employee or independent contractor performing services for the Company is bound by any agreement that purports to limit their ability to engage in any activity, services, duties, or practice on behalf of the Company. The Company is not delinquent in payments to any employee or other individual who has performed services for the Company for any legal or conventional wages, salaries, commissions, bonuses, fees, or other compensation for any services performed.

(d) The Company has not received notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment Law (such as Labor inspectorate "Inspection du travail") or Social Security Law (such as French Social Security Body "Urssaf")  to conduct an investigation with respect to or relating to individuals providing services to the Company and, to the Knowledge of the Seller, no such investigation is in progress.

(e) There have been no Legal Proceedings brought against Seller or any of its officers, directors, or managers by any Current Employee, Former Employee, current contractors, or former contractors.

3.22 No Brokers.  The Company has not incurred and will not incur, directly or indirectly, any liability or obligation for brokerage or finders' fees or agents' commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement, the Ancillary Agreements or the Transactions, nor will the Purchaser, its Affiliates or the Company incur, directly or indirectly, any such liability or obligation based on arrangements made by or on behalf of the Company or its Affiliates.

3.23 Affiliate Contracts.  No director or officer of the Company to the Knowledge of the Seller, any immediate family member of any of the foregoing or any Person in which any of the foregoing has or has had an interest (each, an "Interested Party"), has or has had, directly or indirectly, (i) any interest in any Persons other than the Company that furnished or sold, or furnishes or sells, services, products, or technology that the Company furnish or sell, or proposes to furnish or sell, or (ii) any interest in any Persons other than the Company that purchase from or sell or furnish to the Company any goods or services, or (iii) except for employment Contracts, any interest in, or is a party to, any Company Contract or, (iv) has any right or claim against the Company or any of its assets; provided, however, that ownership of no more than 1% of the outstanding voting shares of a publicly traded corporation shall not be deemed to be an "interest in any Person" for purposes of this Section 3.23. All Contracts to which the Company and any Interested Party are or have been parties, or are bound, are, and have been, on an arm's length basis and contain, and have contained, terms no less favorable in the aggregate to the Company than would be available to a non-Interested Party counterparty.

3.24 Suppliers and Customers.

(a) Schedule 3.24(a) sets forth a list of the top 20 customers of the Company in the order of the aggregate amount of revenue received by the Seller from such customers from the period commencing on the date that is one year prior to the date hereof and ending on the date hereof .

(b) Schedule 3.24(b) sets forth a list of the suppliers of the Company as measured by the aggregate amount of expenses accrued by the Company with respect to payments to such suppliers from the period commencing on the date that is one year prior to the date hereof and ending on the date hereof.

(c) No customer or supplier has notified the Company in writing or, to the Knowledge of the Seller, orally that (i) it will stop or materially decrease the rate of business to be done with the Company or (ii) it will materially change the price at which it sells to or purchases from, as applicable, the Company.

3.25 Solvency.  The Company is not (and as of the Closing, after giving effect to the Transactions, including the payment of all related fees and expenses, the Company will not be) Insolvent.

3.26 Absence of Claims.  Neither the Seller nor any security holder of the Seller (including, for certainty, any holder of Seller's options (BSPCE and BSA) (the "Options")) has any present claim against the Company and the Seller has no knowledge of any facts or circumstances that could constitute the basis for any future claim by the Seller or any security holder of the Seller against the Company under any Contract or on any other legal basis, including as a member, shareholder or other security holder of the Company or the Seller.

3.27 Restrictions on Resale of Consideration Shares; Voting. The Seller acknowledges that it has been provided copies of the Purchaser Shareholders Agreements, to which agreement the Seller will become a party effective as of Closing, and the articles of the Purchaser and understands that (i) the Purchaser Shareholders Agreements contain provisions that limit the Seller's ability to sell the Consideration Shares and (ii) the terms of the Consideration Shares, as set out in the articles of the Purchaser, and the provisions of the Purchaser Shareholders Agreements, restrict the Seller's ability to exercise all voting, consent or similar rights in respect of such Consideration Shares under the Purchaser Shareholders Agreements.

3.28 Representations Complete.  None of the representations or warranties made by, or with respect to, the Company in this Agreement, and none of the statements made by, or with respect to, the Company in any exhibit or schedule contain, or will contain at the Closing, any untrue statement of a material fact or omit, or will omit at the Closing, to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which such statements were made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that the statements contained in this Article IV are true and correct as of immediately prior to the date hereof:

4.1 Corporate Status; Organization. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the Business Corporations Act (British Columbia), and has requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

4.2 Authorization, etc. The Purchaser has the legal capacity and all requisite power and authority to enter into this Agreement and each Ancillary Agreement to which such Person is a party, and to perform its obligations hereunder and thereunder.  The execution and delivery by the Purchaser of this Agreement and each Ancillary Agreement to which such Person is a party, the issuance of the Consideration Shares, and the consummation by the Purchaser of the Transactions, has been duly authorized by all corporate action required by applicable Law. This Agreement and each Ancillary Agreement to which the Purchaser is a party has been duly executed and delivered by the Purchaser, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) constitutes the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by the Enforceability Exception.

4.3 Conflicts, Consents.

(a) Conflicts.  The execution and delivery of this Agreement and the Ancillary Agreements by the Purchaser, and the consummation by the Purchaser of the Transactions, will not conflict with or result in any violation of or default under (or be an event that, with notice or lapse of time or both, would constitute a default under), or give rise to a right of termination, cancellation or acceleration under any provision of (i) the Organizational Documents of the Purchaser, (ii) any Contract to which the Purchaser is a party or by which the Purchaser, the Consideration Shares or any of the Purchaser's properties or assets is bound or (iii) any Law applicable to the Purchaser or the Consideration Shares except, in the case of (ii) and (iii), any conflicts, violations, defaults or rights that, individually or in the aggregate, would not be materially adverse to the business of the Purchaser or prevent or delay the consummation of the Transactions.

(b) Consents.  Except for the Foreign Direct Investment process with the French Ministry of Economy, no Consent of or with any Governmental Entity or other Person is required to be obtained or made by the Purchaser in connection with the execution and delivery by the Purchaser of this Agreement or the Ancillary Agreements to which the Purchaser is a party or the consummation by the Purchaser of the Transactions.

4.4 Valid Issuance.  Each of the Consideration Shares, upon the issuance thereof in accordance with this Agreement, shall be duly authorized, validly issued, fully paid and non-assessable.

4.5 No Brokers.  Neither the Purchaser nor the Purchaser's Affiliates have incurred or will incur, directly or indirectly, any liability or obligation for brokerage or finders' fees or agents' commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement, the Ancillary Agreements or the Transactions, nor will the Seller, its Affiliates or the Company (prior to Closing) incur, directly or indirectly, any such liability or obligation based on arrangements made by or on behalf of the Purchaser or its Affiliates.

4.6 Finances.  The Purchaser represents and warrants that it has the financial resources necessary to perform its obligations under this Agreements.

4.7 Litigation.  There is no Legal Proceeding pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any of its Representatives (in their capacities as such), in each case that relates in any way to this Agreement, any Ancillary Agreement or the Transactions or that could have an adverse effect on the Transactions.

ARTICLE V
COVENANTS

5.1 Conduct of Business Prior to Closing.  From the date hereof until the earlier of the Closing or such as this Agreement is terminated in accordance with Section 7.1 (such period, the "Interim Period"), except (i) as otherwise expressly required or permitted by this Agreement, (ii) as required by applicable Laws, or (iii) with the prior written consent of Purchaser, the Company and the Sellers shall, and shall cause the Company to, (a) conduct the Business in the ordinary course of business, (b) use reasonable best efforts to maintain and preserve the Business and its organization intact, retain the present officers and employees of the Company and maintain and preserve the rights, goodwill and relationships with the officers and employees, suppliers, vendors, customers, licensors, licensees, distributors, regulatory authorities, creditors and others having business relations with the Company, (c) maintain the tangible assets of the Company, including those held under leases, in good working order and condition, ordinary wear and tear excepted, (d) use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to satisfy the closing conditions set forth in Article VI and consummate and make effective the Transactions, including obtaining, making or sending, as applicable, all notifications, filings, registrations, approvals, consents and waivers that are necessary to consummate the Transactions and (e) not take any action that could reasonably be expected to delay, hinder or prevent the consummation of the Transactions. Notwithstanding the foregoing or any other provision of this Agreement or the Ancillary Agreements, during the Interim Period, the Company and the Sellers shall not, and shall cause the Company not to, without the prior written consent of Purchaser, (i) take any action or suffer to exist any Restricted Event or (ii) file any income or other material Tax Return.

5.2 Access and Information.

(a) During the Interim Period, the Company shall, (i) afford Purchaser and its Representatives reasonable access to, and the right to inspect, all of the properties, assets, premises, books and records, Contracts and other documents and data related to the Company, and all of its personnel, customers and vendors, (ii) furnish Purchaser and its Representatives with such financial, operating and other data and information related to the Company as Purchaser or any of its Representatives may reasonably request, and (iii) instruct the Representatives of the Company to cooperate with Purchaser in its investigation of the Company. No investigation by Purchaser or other information received by Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or the Seller in this Agreement or otherwise.

(b) Notwithstanding the foregoing, the Company shall not be obligated to (a) provide, or cause to be provided, such access or information to the extent that doing so would reasonably be expected to (i) violate applicable Laws or (ii) violate an obligation of confidentiality owing to a third party, or (iii) reasonably jeopardize the protection of a solicitor-client privilege, or (b) disclose the minutes of the deliberations of the Seller's board of directors (or any committee of any such board) in connection with the Transactions, or the evaluation of possible alternatives to the Transactions, or any materials provided to such boards of directors (or any such committee) in connection with such deliberations.

(c) Notwithstanding the foregoing, without the prior written consent of the Company (not to be unreasonably withheld), Purchaser shall not contact, and shall cause its Affiliates and its and their respective Representatives not to contact, any of the employees, suppliers, customers, clients or financing sources of the Company with respect to the Transactions.

5.3 Publicity; Securities Laws Filings.

(a) From and after the Closing, the Seller shall not, and will cause its Representatives not to, directly or indirectly, issue or make any statement or communication to any third party regarding the existence or subject matter of this Agreement, the Ancillary Agreements or the Transactions, including any claim or dispute arising out of or related to this Agreement or the Ancillary Agreements, or the interpretation, making, performance, breach or, if applicable, termination of this Agreement and the reasons therefor, without the written consent of the Purchaser; provided, however, that nothing in this Section 5.3 shall prevent either Party from making a Claim pursuant to this Agreement or from making any disclosure that is necessary to advance such Claim.  The Parties agree that irreparable damage would occur if the provisions of this Section 5.3 were not performed in accordance with their specific terms or were otherwise breached and they accordingly agree that the Purchaser shall be entitled to seek an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.3 and to enforce specifically the terms and provisions hereof in any court in the Province of British Columbia, this being in addition to any other remedy to which the Purchaser may be entitled at law or in equity.  Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Representative of the Seller shall be deemed to be a breach of this Agreement by the Seller.

(b) Each of the Parties acknowledges and agrees that the Purchaser and its Affiliates have the right to make any filings with any Governmental Entities and take any actions that, in the Purchaser's sole discretion, are required or appropriate such that the Transactions comply with applicable securities Laws, including filing a Form 45-106F1 Report of Exempt Distribution with the British Columbia Securities Commission.

5.4 Releases. Effective as of the Closing, the Seller unconditionally, irrevocably and forever releases and discharges the Purchaser, the Company, their Affiliates and their respective successors and assigns, and any present or former directors, officers, managers, employees or agents of the Purchaser, the Company or their Affiliates (collectively, the "Released Parties"), of and from, and unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract or in tort, direct or indirect, at law or in equity (collectively, "Released Claims"), that the Seller ever had, now has or ever may have or claim to have against any of the Released Parties, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing; provided, that Released Claims shall not include any claim by a Seller to enforce the terms or any breach of this Agreement or the Ancillary Agreements.

5.5 Confidentiality.  The Seller shall keep confidential, and not disclose to any Person not party to this Agreement, any and all information relating to the Company, the Purchaser and any of their Affiliates and the Transactions except information which:

(a) is part of the public domain, or becomes part of the public domain other than as a result of a breach of these provisions by the Seller:

(b) was received in good faith after Closing from an independent Person who was lawfully in possession of such information free of any obligation of confidence;

(c) is released from the provisions of this Section 5.5 by the prior written authorization of the Purchaser;

(d) is required by Law to be disclosed, in which case the applicable Seller will give the Purchaser prompt written notice of such requirement, to the extent reasonably practicable, in advance of disclosing such information so that the Purchaser or its Affiliates may seek an appropriate order or other remedy protecting such information from disclosure, and the Seller shall reasonably cooperate with the Purchaser and its Affiliates to obtain such protective order or other remedy; or

(e) is required to be disclosed to the Board members of the Company with regard to Section 6.1(f)(iv).

5.6 OtherThe Seller hereby covenants that within 90 days of Closing it shall deliver, or shall cause to be delivered, each of the following to the Purchaser, in each case, in form and substance satisfactory to the Purchaser, acting reasonably:

(i) evidence, in form and substance satisfactory to the Purchaser, that the Seller has changed its corporate purpose into a holding company and changed its name to remove all reference to the term "Wisear" and to any Registered Intellectual Property owned by the Company;

(ii) evidence, in form and substance satisfactory to the Purchaser, that the Seller has validly assigned and re-registered the verbal trademark #4831703 (registered January 6, 2022 with respect to France) and verbal trademark #1712213 (registered December 22, 2022 with respect to EU, U.S. and China) to and in the name of the Company; and

(iii) the updated articles of association of the Seller and K-bis extract following the completion of the operations described in (ii) above.

ARTICLE VI
CONDITIONS PRECEDENT

6.1 Conditions Precedent to Obligations of Purchaser. The representations and warranties of the Company and the Seller, as applicable, contained in this Agreement shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date). For greater certainty, the Seller will not own any Purchased Assets (Actifs Apportés - as defined in the Contribution Agreement), including any Company Intellectual Property that is used, or held for use, in or necessary for the Company, the Business or any Company Product, nor will the Seller own (whether solely or jointly), or have any rights to or under, any Company Intellectual Property, all of which having been transferred to the Company pursuant to the Contribution Agreement. The Company and the Seller shall provide the Purchaser with a certificate signed by a senior officer of each of the Company and the Seller certifying (on behalf of the Company and the Seller, as applicable) the foregoing dated the Closing Date.

(b) The Company Entities shall have duly performed and complied with, in all material respects, all agreements, covenants and conditions required by this Agreement and each of the other transaction documents to be performed or complied with by the Company Entities prior to or on the Closing Date; provided that, with respect to agreements, covenants and conditions that are qualified by materiality, the Company Entities shall have performed and complied with such agreements, covenants and conditions, as so qualified, in all respects. The Company and the Seller shall provide the Purchaser with a certificate signed by a senior officer of each of the Company and the Seller certifying (on behalf of the Company and the Seller, as applicable) the foregoing dated the Closing Date.

(c) No Material Adverse Effect shall have occurred.

(d) No Law shall be in effect, and no Proceeding shall be instituted or threatened by or before any Governmental Entity or arbitral body, that does or (i) seeks to challenge, prohibit, make illegal, enjoin, restrain or prevent the consummation of the Transactions, or (ii) would reasonably be expected to adversely affect the right of Purchaser to own the Company Shares or the right of Purchaser to operate the Business after the Closing.

(e) At the Closing, the Company Entities shall deliver, or shall cause to be delivered, each of the following to the Purchaser, in each case, in form and substance satisfactory to the Purchaser, acting reasonably:

(i) a bring-down certificate, executed by a senior officer of each of the Company and the Seller, pursuant to Sections 6.1(a) and 6.1(b);

(ii) evidence, in form and substance satisfactory to the Purchaser, that the consents, waivers and approvals of the third parties listed on Schedule 3.5(b) have been obtained;

(iii) evidence, in form and substance satisfactory to the Purchaser, that the Seller  has approved the Transactions;

(iv) evidence, in form and substance satisfactory to the Purchaser, that the board (comité stratégique) of the Seller has approved the Transactions;

(v) the shareholders decisions taken at the level of the Seller and the Company for the implementation of the transactions contemplated in the Contribution Agreement;

(vi) the up-to-date share transfer register and shareholders account of the Company;

(vii) resignations and releases, effective as of the Closing, of the managers (président and directeur général) of the Company;

(viii) minutes of the decisions of the sole shareholder of the Company appointing corporate officers and directors designated by the Purchaser and restating the articles of association, as well as the restated articles of association of the Company, in each case in a form satisfactory to the Purchaser;

(ix) a certificat de non-faillite, dated within fifteen (15) Business Days prior to the Closing Date, with respect to the Seller and the Company from the Greffe du Tribunal de Commerce de Paris;

(x) an accession, joinder or adoption agreement, as applicable, to each of the Purchaser Shareholders Agreements, executed by the Seller;

(xi) a voting trust agreement executed by the Seller;

(xii) employment agreements or consulting agreements, as applicable, with the Company or the Purchaser, as applicable, including provisions relating to non-competition, confidentiality and proprietary information agreements, executed by each of the Key Employees (or their consulting companies, if applicable) (collectively, the "Employment Agreements");

(xiii) a non-competition and non-solicitation agreement with the Purchaser, executed by each of Alain Sirois and Yacine Achiakh (collectively, the "Non-Competition Agreements"); and

(xiv) evidence, in form and substance satisfactory to the Purchaser, that the Seller's and the Company's lenders who are required to consent to the Transactions and the transactions contemplated by the Contribution Agreement have consented to the Transactions and the transactions contemplated by the Contribution Agreement, respectively; and

(xv) [***].

6.2 Conditions Precedent to Obligations of the Seller. The Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other  transaction documents to be performed or complied with by Purchaser prior to or on the Closing Date; provided that with respect to agreements, covenants and conditions that are qualified by materiality, Purchaser shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(b) No Law shall be in effect, and no Proceeding shall be instituted or threatened by or before any Governmental Entity or arbitral body, that does or seeks to challenge, prohibit, make illegal, enjoin, restrain or prevent the consummation of the Transactions.

(c) At the Closing, the Purchaser shall deliver, or shall cause to be delivered, each of the following to the Company Entities, in each case, in form and substance satisfactory to the Company Entities, acting reasonably:

(i) evidence, in form and substance satisfactory to the Company Entities, that the board of the Purchaser has approved the Transactions; and

(ii) a share certificate representing the Consideration Shares.

(iii) a certificate of good standing of the Purchaser from its jurisdiction of incorporation;

6.3 Termination and Approval of Certain Agreements.  Effective as of the Closing, the Seller and the Company hereby consent to the termination of, and effective as of the Closing do hereby terminate, any agreement between the Seller and the Company (for the avoidance of doubt, not including this Agreement, the Contribution Agreement or the Ancillary Agreements) and, for the avoidance of doubt, the Seller and the Company hereby consent to the Transactions for all purposes under such Contracts and other instruments, and waive any rights the Seller or the Company, as the case may be, may have had under such Contracts or other instruments in respect of the Transactions.

ARTICLE VII
TERMINATION

7.1 Termination. by mutual written consent of the Purchaser and the Seller;

(b) by either Purchaser or the Seller if the Transactions have not been consummated by the date that is thirty (30) Business Days following the date hereof; provided that in no case shall either Purchaser or the Seller be entitled to terminate this Agreement pursuant to this Section 7.1(b) if such Party's willful or knowing breach of this Agreement has prevented the consummation of the Transactions;

(c) by either Purchaser or the Seller, if any Governmental Entity shall have issued a final, non-appealable order, decree or ruling that prohibits, makes illegal, enjoins or prevents the consummation of the Transactions;

(d) by Purchaser (if it is not in material breach of its representations, warranties, covenants and obligations) if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of the Company or the Sellers set forth herein and in the Contribution Agreement, which breach or inaccuracy would cause any condition set forth in Section 6.1 not to be satisfied if it remained uncured as of the date of the termination of this Agreement pursuant to this Article VII (the "Termination Date") (and such breach or inaccuracy has not been cured within five (5) Business Days after the receipt by the Seller of written notice thereof); or

(e) by the Seller (if the Company and the Seller are not in material breach of their representations, warranties, covenants and obligations herein and under the Contribution Agreement) if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Purchaser set forth herein, which breach or inaccuracy would cause any condition set forth in Section 6.2 not to be satisfied if it remained uncured as of the Termination Date (and such breach or inaccuracy has not been cured within five (5) Business Days after the receipt by Purchaser of written notice thereof).

7.2 Effect of Termination. This Agreement shall forthwith become void ab initio and of no further force or effect, and there shall be no liability on the part of any Party with respect to this Agreement, except that (a) this Section 7.2 and Article X shall survive any such termination and (b) nothing herein shall relieve any Party from liability for fraud or willful breach of this Agreement prior to such termination.

ARTICLE VIII
INDEMNIFICATION

8.1 Survival of Representations, Warranties and Covenants.

(a) Survival of Representations and Warranties. The representations and warranties contained in this Agreement and any certificate delivered pursuant to this Agreement shall survive until the date that is 24 months after the Closing Date (the "General Survival Date"); provided, however, that (i) the IP Representations shall survive until the date that is 36 months after the Closing Date; (ii) the Tax Representations and the indemnification provided pursuant to Section 8.2(a)(iii) shall survive until the date that is 90 calendar days after the relevant Governmental Entities shall no longer be entitled to assess or reassess liability for the applicable Taxes for the applicable period having regard to any waivers given by the Company in respect of such applicable period, (iii) the Fundamental Representations shall survive until the expiration of the applicable statute of limitations, for the applicable matter underlying a breach thereof, and (iv) any claim related to fraud, willful misconduct, intentional misrepresentation or willful breach, shall survive indefinitely.

(b) Covenants. The covenants and agreements of the Parties set out in this Agreement and any certificate delivered pursuant to this Agreement shall survive indefinitely.

(c) SOL Waiver. Each of the Parties hereby waives any and all rights to the defense that any Claim is barred by any otherwise applicable statute of limitations in the event that a Claim Notice is delivered in respect of such Claim within the applicable survival period for such Claim set out in this Section 8.1.

8.2 Indemnification by the Seller.

(a) From and after the Closing, the Seller shall save, defend, indemnify and hold harmless the Purchaser, the Company (from and after the Closing), each of their respective Affiliates, and each of the Representatives, successors and permitted assigns of each of the foregoing (the "Purchaser Indemnified Parties") from and against, and shall compensate and reimburse each of the Purchaser Indemnified Parties for, any and all losses, damages, liabilities, deficiencies, claims, diminution of value, interest, awards, judgments, Taxes, penalties, costs and expenses (including legal fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending or pursuing the foregoing) (hereinafter collectively, "Losses"), whether in respect of Third Party Claims or Direct Claims, asserted against, incurred, sustained or suffered by any Purchaser Indemnified Party as a result of, arising out of or relating to:

(i) any breach of any representation, warranty or certification made by the Company or the Seller contained in this Agreement or any certificate delivered pursuant to this Agreement;

(ii) any breach of any covenant or agreement by the Company or the Seller contained in this Agreement or any certificate delivered pursuant to this Agreement;

(iii) any Pre-Closing Taxes other than Taxes to the extent otherwise taken into account in the determination of the Consideration as finally determined;

(iv)  any inaccuracy or omission with respect to the information provided in Schedule 3.3 or any claim, demand or allegation by any holder of Company Shares or purported holder of Company Shares or holder of other equity securities in the capital of the Company or any right to acquire Company Shares or other equity securities in the capital of the Company that such Person is entitled to receive any consideration in connection with the Transactions that is different from or in addition to the consideration payable to such Person, if any, as provided for under this Agreement;

(v) any inaccuracy in the Estimated Closing Statement to the extent such inaccuracy resulted in an increase to the Consideration;

(vi) acts or omissions by any Employees, managers, members or officers of the Company prior to the Closing for any breach of fiduciary duty or violation of the responsibilities of such persons under any employment agreement with the Company;

(vii) any Taxes payable by the Company, the Purchaser in respect of (A) the issuance of the Consideration Shares to the Seller, which includes, for greater certainty, any income or employment tax withholding obligations placed on the Company, the Purchaser as a result of the issuance of the Consideration Shares to the Seller, or (B) the issuance of the Consideration Shares to the Seller, which includes, for greater certainty, any income or employment tax withholding obligations placed on the Company, the Purchaser as a result of the issuance of any Consideration Shares to the Seller;

(viii) any breach or failure to perform or fulfill any covenant or obligation on the part of the Seller contained in the Contribution Agreement or in any document given by the Seller in order to carry out the transactions contemplated by the Contribution Agreement;

(ix) any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by the Seller contained in the Contribution Agreement or contained in any document or certificate given in order to carry out the transactions contemplated by the Contribution Agreement;

(x) any obligations under, relating to, or in respect of, the Purchased Assets (Actifs Apportés - as defined in the Contribution Agreement) arising at or prior to the Closing other than the assumed obligations already described in the Contribution Agreement; and

(xi) any claim by the Seller's holders of Options asserting any ownership, equity or other interest in the Company, or any entitlement to Consideration Shares, payment or other compensation with respect to the Transactions (excluding pursuant to the Employment Agreements).

(b) From and after the Closing, the Seller shall indemnify and hold harmless the Purchaser Indemnified Parties from and against, and shall compensate and reimburse each of the Purchaser Indemnified Parties for any and all Losses of any Purchaser Indemnified Party, whether in respect of Third Party Claims or Direct Claims, asserted against, incurred, sustained or suffered by any Purchaser Indemnified Party as a result of, arising out of or relating to:

(i) any breach or inaccuracy of any representation, warranty or certification of the Seller set out in Article III or any certificate delivered pursuant to this Agreement; or

(ii) the breach of any covenant or agreement of the Seller or Company contained in this Agreement or any certificate delivered pursuant to this Agreement.

The obligations of indemnification by the Seller pursuant to Sections 8.2(a)(viii) to 8.2(a)(x)(i) shall be subject to the provisions of Sections 8.4 to 8.8.

8.3 Indemnification by the Purchaser. From and after the Closing, the Purchaser shall indemnify and hold harmless the Seller from and against, and shall compensate and reimburse the Seller for any and all Losses of the Seller, whether in respect of Third-Party Claims or Direct Claims, asserted against, incurred, sustained or suffered by the Seller as a result of, arising out of or relating to:

(a) any breach or inaccuracy of any representation, warranty or certification of the Purchaser set forth in Article IV or any certificate delivered pursuant to this Agreement; and

(b) the breach of any covenant or agreement of the Purchaser contained in this Agreement or any certificate delivered pursuant to this Agreement.

8.4 Procedures.

(a) A Party seeking indemnification (the "Indemnified Party") in respect of, arising out of, or involving a Third Party Claim shall deliver notice (a "Claim Notice") in respect thereof to the Seller if the Indemnified Party is a Purchaser Indemnified Party, or the Purchaser, if the Indemnified Party is a Seller (the Seller, or the Purchaser, as applicable, that is alleged to be responsible for indemnifying such Indemnified Party, the "Indemnifying Party"), with reasonable promptness after receipt by such Indemnified Party of notice of the Third Party Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request, including, to the extent then known by the Indemnified Party, a good faith estimation of the amount of Losses that the Indemnified Party has or will suffer in respect of such Claim (the "Loss Estimate"). The failure to deliver a Claim Notice, or any delay in providing such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure or such Claim Notice is not delivered on or prior to the expiration of any applicable survival period set out in Section 8.1.

(b) The Indemnified Party shall invite the Indemnifying Party to participate in the defense of any Third-Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense.  The conduct of the defense of a Third-Party Claim shall not be deemed to constitute an admission by the Indemnifying Party of its liability to pay any sum to the Indemnified Party in respect of such Third-Party Claim.  Notwithstanding the forgoing, the Indemnifying Party, for the avoidance of doubt, shall be liable for the reasonable and proportionate fees and expenses of counsel employed by the Indemnified Party, as well as any other reasonable fees and expenses incurred in connection with defending such Third Party Claim, provided that the Indemnified Party obtains a final judgment that it is entitled to indemnification from the Indemnifying Party with respect to such Third Party Claim), the Indemnifying Party's obligation to pay the reasonable and proportionate fees and expense of counsel, as well as other reasonable and proportionate fees and expenses incurred in defense of such Third Party Claim, shall be deemed a "Loss" and subject to indemnification hereunder.  The Indemnified Party shall have the right, in its sole discretion, to settle any Third Party Claim; provided, however, that if the Indemnified Party settles a Third Party Claim without the written consent of the Indemnifying Party (which consent shall not be unreasonably conditioned, withheld or delayed), the Indemnifying Party may still contest the validity and amount of the obligation the Indemnifying Party owes to the Indemnified Party pursuant to this Agreement and the settlement shall not be deemed dispositive of the validity or amount of any such obligation.  The Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all witnesses, pertinent records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party.  Notwithstanding the foregoing, neither Party shall be responsible for any fees or expenses incurred pursuant to this paragraph (b) as a result of the other Party's fraud, willful misconduct, or gross negligence.

(c) An Indemnified Party seeking indemnification in respect of, arising out of or involving a Loss or a claim or demand hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party (a "Direct Claim") shall deliver a Claim Notice in respect thereof to the Indemnifying Party with reasonable promptness after becoming aware of facts supporting such Direct Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request, including a Loss Estimate.  The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent (and only to the extent) that the Indemnifying Party is materially prejudiced by such failure or such Claim Notice is not delivered on or prior to the expiration of any applicable survival period set out in Section 8.1, and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article VIII.  However, the amount to be paid by the Indemnifying Party in respect of such Claim shall be reduced in proportion with the prejudice and loss of opportunity incurred by such delay in delivering the Claim Notice.  Following the delivery of a Claim Notice to the Indemnifying Party, subject to any solicitor/attorney-client privilege or contractual or implied obligation of confidentiality of the Purchaser, the Seller or their respective Affiliates, the Indemnifying Party and its Representatives shall be given reasonable access (including electronic access, to the extent available) as they may reasonably require to the books and records of the Indemnified Party and reasonable access to such personnel or Representatives of the Indemnified Party upon not less than one Business Day's advance written notice and during the normal hours of operation of such Indemnified Party, including to the individuals alleged to be responsible for the matters that are the subject of the Claim Notice, as they may reasonably require the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in the Claim Notice.  If the Indemnifying Party does not notify the Indemnified Party within 30 Business Days following its receipt of a Claim Notice in respect of a Direct Claim that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such Direct Claim specified by the Indemnified Party in such Claim Notice shall be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand.  If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party shall pay such lesser amount promptly to the Indemnified Party, without prejudice to or waiver of the Indemnified Party's claim for the difference.  If no agreement can be reached after good faith negotiation between the Indemnified Party and Indemnifying Party, either the Purchaser or the Seller may initiate formal legal action with a court of competent jurisdiction to resolve such dispute.  Any final, non-appealable decision of a court of competent jurisdiction as to the validity and amount of any claim in such Claim Notice shall be binding and conclusive upon the parties to this Agreement.

(d) The Indemnified Party shall and shall cause the Company to take all commercially reasonable steps to avoid or mitigate any Loss, including prosecuting diligently and in good faith any claim that it may have to receive indemnification or any other recovery (including insurance proceeds) from any Third Party.

(e) Whenever the Indemnified Party or the Company is entitled to recover any amounts which could be or has been the subject of a Claim hereunder, the Indemnified Party shall diligently take, or cause the Company to take all commercially reasonable actions required, to be taken by the Indemnified Party or the Company to enforce its rights to recovery against the relevant Third Party (including but not limited to insurance companies).  An Indemnifying Party shall not be entitled to require that any Legal Proceeding be made or brought against any other Person before Legal Proceeding is brought or claim is made against it hereunder by an Indemnified Party.

(f) From and after the delivery of a Claim Notice, in the event that any corresponding Loss is susceptible to remedy, the Indemnified Party shall allow and shall cause the Company to allow the Indemnifying Party an opportunity to implement such remedy within a reasonable period.

(g) Notwithstanding the provisions of Section 10.13, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court of competent jurisdiction in which a Legal Proceeding in respect of a Third Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Legal Proceeding or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.

8.5 Calculation of "Losses"; Limitations on Losses. Notwithstanding anything in this Agreement to the contrary but subject to the remainder of this Section 8.5:

(a) for purposes of determining the amount of Losses to which indemnification under Sections 8.2(a)(i) or 8.2(b)(i) applies, each representation and warranty in this Agreement (including, for the avoidance of doubt and for the purposes of such representation and warranty, any defined term used in such representation and warranty), other than the representation and warranty set forth in Section 3.8(b), shall be read without regard and without giving effect to the term "material" (or derivations of the term "material") or phrases containing the words "Material Adverse Effect" or "material" (or derivations of the term "material") contained in such representation or warranty.  For the avoidance of doubt, dollar thresholds and "Knowledge" qualifiers contained in such representations and warranties shall continue to be considered for all purposes under this Agreement;

(b) the Seller shall not be liable for any claim for indemnification pursuant to Section 8.2(a)(i) with respect to the General Representations, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Seller under this Agreement equals or exceeds $50,000, in which case the Indemnifying Parties shall be liable for the full amount of such Losses from the first dollar thereof;

(c) the maximum liability with respect to any indemnifiable Losses which may be recovered from the Seller arising out of or relating to the matters indemnifiable under Section 8.2(a)(i) with respect to the General Representations shall be limited to [***] (the "General Cap");

(d) the maximum liability with respect to any indemnifiable Losses which may be recovered from the Seller arising out of or relating to the matters indemnifiable under Section 8.2(a)(i) with respect to IP Representations shall be limited to [***] (the "IP Cap");

(e) the maximum liability with respect to any indemnifiable Losses which may be recovered from the Seller arising out of or relating to the matters indemnifiable under Section 8.2(a)(i) with respect to the Tax Representations and Section 8.2(b)(i) with respect to the Seller Fundamental Representations shall be limited to the Consideration (the "Consideration Cap");

(f) the maximum aggregate liability with respect to any indemnifiable Losses which may be recovered from the Seller arising out of or relating to the matters indemnifiable under (A) Section 8.2(a)(i) and Section 8.2(b)(i), including with respect to the General Representations, the IP Representations, the Tax Representations, and the Seller Fundamental Representations; or (B) any misrepresentation, inaccuracy, incorrectness or breach of any of the representations and warranties of the Seller in the Contribution Agreement, shall be limited to the Consideration Cap;

(g) the maximum liability with respect to any indemnifiable Losses which may be recovered from the Purchaser arising out of or relating to the matters indemnifiable under Section 8.3 shall be limited to the Consideration already actually delivered to the Seller. In no event shall the Purchaser be required to pay cash to satisfy any indemnifiable Losses;

(h) for purposes of this Article VIII and calculating the amount (but not the valid existence) of Losses incurred by an Indemnified Party such amount of Losses shall be net of any insurance proceeds actually received by the Indemnified Party under any policies of insurance covering the Losses giving rise to the applicable claim; provided, however, that there shall be no obligation on any Indemnified Party to make an insurance claim; and provided, further, that any amounts received pursuant to making an insurance claim are offset by any Losses related to making such insurance claim, including any increases in premium payments attributable to having made such claim and the payment of the deductible;

(i) Sections 8.5(b) through Section 8.5(g)  shall not apply to Losses asserted against, incurred, sustained or suffered by any Purchaser Indemnified Party as a result of, arising out of or relating to any claim related to fraud, willful misconduct, intentional misrepresentation or willful breach; and

(j) for purposes of this Article VIII, the Consideration shall be determined using the Fair Market Value of the Consideration Shares as of the time that the Consideration Shares were issued.

8.6 Indemnity as Sole Recourse; Third Party Beneficiaries.  From and after the Closing, the indemnification provisions in this Article VIII shall be the sole recourse and exclusive remedy of the Purchaser Indemnified Parties or the Seller under this Agreement, any certificate delivered pursuant to this Agreement, or the Transactions; provided, that (a) this Section 8.6 shall not (a) limit any right of such Person to seek and obtain specific performance, injunctive relief or any other equitable remedies to which they may be entitled, (b) operate to interfere with or impede the operation of the provisions of Section 2.4 and Section 2.5, and (c) no limitation or condition of liability provided in this Article VIII shall apply to any Legal Proceeding arising from fraud, willful misconduct, intentional misrepresentation or willful breach.  Each of the Purchaser Indemnified Parties are express third party beneficiaries of this Article VIII.

8.7 Satisfaction of Seller Indemnification Obligations.

(a) Subject to the limitations set out in Section 8.5, an indemnifiable Loss of the Purchaser Indemnified Parties under Section 8.2 shall be a downward adjustment to the Consideration and such adjustment shall be satisfied by the Seller having an indemnification obligation in respect of such Loss within two (2) Business Days of the determination of such indemnifiable Loss by the cancellation of that number of Consideration Shares held at such time by the Seller having a value equal to the Loss or, as determined by dividing the value of the Loss by the Fair Market Value of a Consideration Share at the time such Loss is incurred by the applicable Purchaser Indemnified Party, it being acknowledged that the Consideration Shares cancelled hereunder were issued for no consideration and are cancelled for no consideration.

(b) Subject to the limitations set out in Section 8.5, indemnifiable Losses of the Seller under Section 8.3, shall be satisfied by the Purchaser through issuing to the Seller that number of Consideration Shares having a value equal to the amount of such Losses.

(c) Notwithstanding Section 8.7(a) and Section 8.7(b), an indemnifiable Loss of the Purchaser Indemnified Parties as a result of, arising out of or relating to any claim related to fraud, willful misconduct, intentional misrepresentation or willful breach under this Agreement may be recovered against in cash.

8.8 Acknowledgement of Seller Regarding Asset Purchase Indemnities.  The Seller acknowledges and agrees that it has received financial benefits as a result of the completion of the transactions contemplated in the Contribution Agreement and this Agreement and that such financial benefits, in addition to other consideration it receives pursuant to this Agreement, constitute good and sufficient consideration for the indemnities provided by the Seller in Article VIII. The Seller further acknowledges and agrees that the indemnities provided by the Seller in Sections 8.2(a)(viii) to 8.2(a)(x) are binding and enforceable. The provisions of the Contribution Agreement referenced in Sections 8.2(a)(viii) to 8.2(a)(x) are incorporated by reference into this Agreement.

ARTICLE IX
TAX MATTERS

9.1 Filing of Tax Returns; Straddle Periods.

(a) The Purchaser shall prepare or cause to be prepared and timely file all Tax Returns of the Company required to be filed after the Closing Date.  In the case of Tax Returns that are filed with respect to a taxable period that ends on or prior to the Closing Date or with respect to a Straddle Period, the Purchaser shall prepare, or cause to be prepared, such Tax Return in a manner consistent with past practice except as otherwise required by Law, and shall deliver any such Tax Return to the Seller for review and comment at least 15 calendar days prior to the due date for filing thereof (taking into account extensions), which comments shall be considered in good faith by the Purchaser.

(b) In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes for the Pre-Closing Tax Period shall be determined based on (x) in the case of any Taxes that are either based on or related to income or receipts or imposed in connection with any sale, transfer, assignment or any deemed sale, transfer or assignment or property (real or personal, tangible or intangible), an interim closing of the books as of the close of business on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period and (y) in the case of Taxes (other than those described in clause (x) above) that are imposed on a periodic basis with respect to the business or assets of the Company or otherwise measured by the level of any item, be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

(c) Within thirty (30) days of the determination of Final Net Working Capital, the Purchaser shall prepare and deliver to the Seller the allocation of the Consideration (and the allocable portion of any other amounts treated as consideration for applicable income Tax purposes) among the assets of the Company (the "Allocation Methodology") for the Seller's review, comment, and approval. The Seller shall notify the Purchaser of any objections to the Allocation Schedule within thirty (30) days of receipt of the Allocation Schedule, and the Purchaser and the Seller shall endeavor to resolve such objections in good faith.  The Purchaser and the Seller shall report, act and file all Tax Returns in all respects and for all purposes consistent with the Allocation Schedule, and no party shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation Schedule unless required to do so by applicable law. If the Consideration is adjusted in any manner as provided in this Agreement, the Allocation Schedule shall be adjusted as mutually agreed by Purchaser and the Seller to reflect such adjustments to the consideration paid pursuant to this Agreement.

Research Tax Credit. The Company shall and the Purchaser shall cause the Company to, within 30 days after the cash receipt by the Company of the Research Tax Credit, provided that such credits were not otherwise taken into account in the determination of the Purchase Price, transfer the amount of the Research Tax Credit to the Seller.

9.2 Transfer Taxes.  The Seller shall be solely liable for all Transfer Taxes applicable to or arising from the Transactions and the Seller and the Purchaser agree to jointly file all required change of ownership and similar statements.  All necessary Tax Returns with respect to such Taxes shall be filed by the Party responsible for the filing of any such Tax Returns under applicable Law.

ARTICLE X
GENERAL PROVISIONS

10.1 Expenses. Except as otherwise specifically provided for in this Agreement, each Party shall bear such Party's respective expenses, costs and fees (including attorneys', auditors' and financing fees, if any) in connection with the Transactions, including the preparation, execution and delivery of this Agreement and the Ancillary Agreements and compliance herewith and therewith, whether or not the Transactions are consummated.

10.2 Further Assurances.  Each of the Parties shall use its commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such certificates, agreements and other documents and to take all such actions (a) reasonably necessary, appropriate or requested by another Party to consummate the Transactions in accordance with the terms hereof and (b) to cause the fulfillment at the earliest practicable date of all of the conditions to which the consummation of the Transactions are subject for any other Party.

10.3 Certain Acknowledgments.  The Parties agree that this is an arm's length transaction in which the Parties' undertakings and obligations are limited to the performance of their obligations under this Agreement and the Ancillary Agreements.  Each of the Parties acknowledges that it is a sophisticated investor, that it has undertaken a full investigation of the Transactions, that, except as explicitly set out herein or in the Schedules, it has only a contractual relationship with the other Parties, based solely on the terms of this Agreement, and that there is no special relationship of trust or reliance between the Purchaser, on the one hand, and the Company and the Seller, on the other hand.

10.4 Notices  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) sent by next-day or overnight mail or delivery or (c) sent by electronic mail, as follows:

(i) if to the Seller:

Wisear SAS

46 Rue Des Prairies

75020 Paris

France

E-Mail:

Attention:

with a copy to:

Saul Associés

63 Avenue Franklin D. Roosevelt

75008 Paris

France

E-Mail:

Attention:

(ii) if to the Purchaser,

Naqi Logix Inc.

1400 - 1040 West Georgia Street

Vancouver, BC

Canada V6E 4H1

E-Mail:

Attention:

with a copy to:

1055 Dunsmuir Street, Suite 3000

Vancouver, BC

Canada V7X 1K8

E-Mail Address:

Attention:

or, in each case, at such other address as may be specified in writing to the other parties hereto.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (x) if by personal delivery, on the day after such delivery, (y) if by next-day or overnight mail or delivery, on the day delivered or (z) if by electronic mail, on the day on which such electronic mail was sent unless sent after 5:00 P.M. or on a day other than a Business Day, in which case on the next Business Day following the day on which such electronic mail was sent.

10.5 Assignment; Successors.  This Agreement shall not be assignable by any Party without the prior written consent of all of the other Parties and any attempt to assign this Agreement without such consent shall be void and of no effect.  This Agreement shall inure to the benefit of, and be binding on and enforceable against, the successors, heirs, attorneys, guardians, estate trustees, executors, trustees and permitted assigns of the respective Parties.

10.6 Amendment; Waivers.  No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by each party hereto.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time.  The waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement shall not be construed as a waiver of any other breach or default of a similar nature and the failure to exercise any provision, right or privilege hereunder shall not be construed as a waiver of any of such provision, right or privilege hereunder.  The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any Party may otherwise have at law or in equity.

10.7 Entire Agreement.  This Agreement (including the Schedules referred to herein or delivered hereunder) and the Ancillary Agreements constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

10.8 Severability.  If any provision, including any word, phrase, sentence, clause, section or subsection, of this Agreement is deemed invalid, inoperative or unenforceable under applicable Law for any reason, such provision shall be deemed and treated by the Parties to be in effect to the fullest extent permitted by applicable Law, and such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

10.9 Headings.  The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

10.10 Counterparts.  This Agreement may be executed and delivered in counterparts and by means of portable document format (.pdf) or other electronic means, each of which when so executed and delivered being deemed an original and all such counterparts together constituting one and the same instrument.

10.11 No Third Party Beneficiaries  Subject to Section 8.6, nothing in this Agreement shall confer any rights upon any Person or entity other than the Parties and their respective successors, heirs, attorney, guardians, estate trustees, executors, trustees and permitted assigns.

10.12 Governing Law.  This Agreement shall be construed, performed and enforced in accordance with the Laws of the Province of British Columbia and the laws of Canada applicable therein, without giving effect to its principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

10.13 Consent to Jurisdiction.

(a) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the Province of British Columbia, and any appellate court from any thereof, in any Legal Proceeding arising out of or relating to this Agreement or the Transactions or for recognition or enforcement of any Order relating thereto, and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court to the extent permitted by Law. Each of the Parties agrees that a final Order in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the Order or in any other manner provided by applicable Law.

(b) Each of the Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Legal Proceeding arising out of or relating to this Agreement or the Transactions in any such court of the Province of British Columbia.  Each of the Parties hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Legal Proceeding in any such court.

(c) Each of the Parties hereby irrevocably and unconditionally consents to service of process in the manner provided for in Section 10.4. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

10.14 Waiver of Jury Trial.

(a) Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore it hereby irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the Transactions.

(b) Each Party certifies and acknowledges that (i) no Representative of any other Party has represented to it, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce either of the foregoing waivers, (ii) it understands and has considered the implications of such waivers, (iii) it makes such waivers voluntarily, and (iv) it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.14.

[Remainder of this page left intentionally blank.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

PURCHASER:

NAQI LOGIX INC.

By:	/s/ Mark Godsy
Name: Mark Godsy
Title: Chief Executive Officer

COMPANY:

WISEAR ASSETS & LIABILITIES SAS

By:	/s/ Yacine Achiakh
Name: Yacine Achiakh
Title: Authorized Signatory

SELLER:

WISEAR SAS

By:	/s/ Yacine Achiakh
Name: Yacine Achiakh
Title: President

EXHIBIT "A"

RELEASE OF ESCROWED SHARES METHODOLOGY

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